           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED OCTOBER 1, 1999

                                                                    CONSECO LOGO
                                 $1,000,000,000

                                 CONSECO, INC.
                        $450,000,000 8.5% Notes due 2002
                        $550,000,000 9.0% Notes due 2006
                           -------------------------

     The 8.5% notes due 2002 will bear interest at the rate of 8.5% per year. Interest on the 2002 notes is payable on April 15 and October 15 of each year, beginning on April 15, 2000. The notes will mature on October 15, 2002. The 9.0% notes due 2006 will bear interest at the rate of 9.0% per year. Interest on the 2006 notes is payable on April 15 and October 15 of each year, beginning on April 15, 2000. The 2006 notes will mature on October 15, 2006. We may redeem the 2002 notes and the 2006 notes in whole or in part at any time in the manner described in the Description of the Notes section of this prospectus supplement.

     The notes are unsecured and rank equally with all of our other unsecured senior indebtedness. There is no sinking fund for the notes. The notes will be issued only in registered form in denominations of $1,000.

                                               8.5% NOTES DUE 2002         9.0% NOTES DUE 2006
                                             ------------------------    ------------------------
                                             PER NOTE       TOTAL        PER NOTE       TOTAL
                                             --------       -----        --------       -----
Public Offering Price(1).................    99.977%     $449,896,500    99.510%     $547,305,000
Underwriting Discount....................      .450%     $  2,025,000      .625%     $  3,437,500
Proceeds, before expenses, to Conseco....    99.527%     $447,871,500    98.885%     $543,867,500

-------------------------
(1) Plus accrued interest from October 21, 1999, if settlement occurs after that date.

     Delivery of the notes in book-entry form only through The Depository Trust Company will be made on or about October 21, 1999.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.
                            ------------------------
                          Joint Book-Running Managers

CHASE SECURITIES INC.                                            LEHMAN BROTHERS
                            ------------------------
CREDIT SUISSE FIRST BOSTON
                  MERRILL LYNCH & CO.
                                     WARBURG DILLON READ LLC
The date of this prospectus supplement is October 18, 1999.

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
           PROSPECTUS SUPPLEMENT
Conseco............................     S-3
Capitalization.....................     S-5
Ratios of Earnings to Fixed Charges
  and Earnings to Fixed Charges,
  Preferred Stock Dividends and
  Distributions on
  Company-Obligated Mandatorily
  Redeemable Preferred Securities
  of Subsidiary Trusts.............     S-7
Use of Proceeds....................     S-7
Selected Consolidated Financial
  Data.............................     S-8
Description of the Notes...........    S-10
Underwriting.......................    S-16
Legal Matters......................    S-17

                                       PAGE
                                       ----
                PROSPECTUS
About This Prospectus..............       3
Where You Can Find More
  Information......................       3
The Securities We May Offer........       4
Conseco, Inc.......................       4
The Conseco Trusts.................       5
Use of Proceeds....................       5
Ratios of Earnings to Fixed
  Charges, Earnings to Fixed
  Charges and Preferred Stock
  Dividends and Earnings to Fixed
  Charges, Preferred Stock
  Dividends and Distributions on
  Company-Obligated Mandatorily
  Redeemable Preferred Securities
  of Subsidiary Trusts.............       6
Description of Debt Securities.....       6
Description of Capital Stock.......      17
Description of Depositary Shares...      20
Description of Warrants............      23
Description of Preferred Securities
  of the Conseco Trusts............      24
Description of Guarantees..........      25
Description of Stock Purchase
  Contracts and Stock Purchase
  Units............................      28
Plan of Distribution...............      29
Special Note Regarding Forward-
  Looking Statements...............      31
Legal Matters......................      31
Experts............................      32

                           -------------------------

     You should rely only on the information contained or incorporated by reference in this prospectus supplement or the prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement or the prospectus, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

                                    CONSECO

     We are a financial services holding company. We conduct and manage our business through two operating segments, reflecting our major lines of business:
(1) insurance and fee-based operations and (2) finance operations. Our insurance subsidiaries develop, market and administer supplemental health insurance, annuity, individual life insurance, individual and group major medical insurance and other insurance products. Our finance subsidiaries make, purchase, sell and service consumer and commercial finance loans throughout the United States. Since 1982, we have acquired 19 insurance groups. In 1998, we acquired Green Tree Financial Corporation, which comprises our finance operations. Our operating strategy is to grow our businesses by focusing our resources on developing and expanding profitable products and strong distribution channels, by actively managing assets to seek to achieve superior investment returns and by controlling expenses.

     Our principal executive offices are located at 11825 N. Pennsylvania Street, Carmel, Indiana 46032. Our telephone number is (317) 817-6100.

INSURANCE AND FEE-BASED OPERATIONS

     Supplemental health insurance. These products include Medicare supplement, long-term care and specified disease insurance. Medicare is a federal health insurance program for disabled persons and senior citizens (age 65 and older). Medicare supplement policies provide coverage for many of the medical expenses which the Medicare program does not cover, such as deductibles and coinsurance costs (in which the insured and Medicare share the costs of medical expenses) and specified losses which exceed the federal program's maximum benefits. Long-term care products provide coverage, within prescribed limits, for nursing home, home health care, or a combination of both nursing home and home health care expenses. These products also include specified disease products such as cancer and heart/stroke insurance. These policies generally provide fixed or limited benefits. Payments under cancer insurance policies are generally made directly to, or at the discretion of, the policyholder following diagnosis of, or treatment for, a covered type of cancer. Heart/stroke policies provide for payments directly to the policyholder for treatment of a covered heart disease, heart attack or stroke.

     Annuities. These products include fixed annuities, including equity-indexed annuities, and variable annuities sold through both career agents and professional independent producers. A fixed annuity is a savings vehicle in which the policyholder, or annuitant, makes one or more premium payments to the insurance company; the insurer guarantees the principal and accrues a stated rate of interest (which may vary over time) or, in the case of an equity-indexed annuity, a stated rate plus potentially additional amounts determined by reference to an equity index. Variable annuities, sold on a single- or flexible-premium basis, differ from fixed annuities in that the original principal value may fluctuate, depending on the performance of assets allocated pursuant to various investment options chosen by the contract owner.

     Life insurance. These products include traditional life, universal life and other life insurance products. These products are currently sold through career agents, professional independent producers and direct response marketing. Interest-sensitive life products include universal life products that provide whole life insurance with adjustable rates of return related to current interest rates. Traditional life policies include whole life and term life products. Under whole life policies, the policyholder generally pays a level premium over the policyholder's expected lifetime. These policies, which continue to be marketed by Conseco on a limited basis, combine insurance protection with a savings component that increases in amount gradually over the life of the policy. Term life products offer pure insurance protection for a specified period of time -- typically one, five, 10 or 20 years.

     Individual and group major medical insurance and other. These products include individual and group major medical health insurance products. The profitability of this business depends largely on the overall persistency of the business in force, claim experience and expense management.

FINANCE OPERATIONS

     This segment provides financing for manufactured housing, home equity, home improvements, consumer products and equipment and provides consumer and commercial revolving credit. Green Tree's insurance agencies market physical damage and term mortgage life insurance and other credit protection relating to the customers' contracts we service. Green Tree is the largest servicer of manufactured housing contracts in the United States.

     To date, we have pooled and securitized substantially all of the contracts we have originated. Such pools are structured into asset-backed securities which are sold in the public securities markets. We continue to service the loans after the sale. The availability and cost of capital in securitization transactions can materially affect the results of operations of our finance segment. See "Recent Developments" on this page for information concerning our discontinuing of the use of financing transactions that result in gain-on-sale revenue.

     See "Where You Can Find More Information" on page 3 of the accompanying prospectus for additional information concerning Conseco.

RECENT DEVELOPMENTS

     On September 8, 1999, we announced that we would no longer structure the securitizations of the loans we originate in a manner that results in gain-on-sale revenues. We will use the portfolio method to account for all future financings that support our lending activities, whether accomplished through modified loan securitizations or other means.

     The change to the structure of our securitizations and the resulting requirement to use the portfolio method of accounting will have no effect on the total profit we recognize over the life of each new loan, but it will change the timing of profit recognition. Under the portfolio method, we will recognize earnings over the life of a new loan as it generates interest. As a result, our reported earnings from each new loan under the portfolio method will be lower in the period it is securitized (compared to our historical method) and higher in later periods, as interest is earned on the loan.

                                 CAPITALIZATION

     The following table sets forth the unaudited consolidated capitalization of Conseco at June 30, 1999: (i) as reported; (ii) as adjusted on a pro forma basis to reflect the following completed transactions, as if such events had occurred on June 30, 1999, (A) the issuance on August 31, 1999 of Trust Originated Preferred Securities by Conseco Financing Trust VII, a wholly owned subsidiary of Conseco, and the use of proceeds therefrom, (B) the issuance on August 20, 1999 of redeemable hybrid income overnight shares (known as RHINOS) by Conseco Financing Trust XI, a wholly owned subsidiary of Conseco, and the use of proceeds therefrom, (C) the $561 million increase in borrowings subsequent to June 30, 1999 under the credit facility collateralized by retained interests in securitizations due 2000 and (D) the redemption on August 23, 1999 of the 6.5% convertible subordinated notes due 2003; and (iii) as further adjusted on a pro forma basis to reflect the offering of the notes as described in this prospectus supplement and the use of proceeds therefrom as if such offering had occurred on June 30, 1999. This table should be read in conjunction with Conseco's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, as amended, and Conseco's Annual Report on Form 10-K for the year ended December 31, 1998, both of which are incorporated by reference herein. See "Where You Can Find More Information" on page 3 of the accompanying prospectus.

                                                                     JUNE 30, 1999
                                                  ---------------------------------------------------
                                                                                       PRO FORMA
                                                                                  AS FURTHER ADJUSTED
                                                                   PRO FORMA            FOR THE
                                                                 FOR COMPLETED      OFFERING OF THE
                                                  AS REPORTED    TRANSACTIONS            NOTES
                                                  -----------    -------------    -------------------
                                                                 (DOLLARS IN MILLIONS)
Notes payable and commercial paper:
  Finance:
     Bank credit facilities.....................   $ 1,163.4       $ 1,163.4           $ 1,163.4
     Master repurchase agreements due on various
       dates in 1999 and 2000...................     1,009.1         1,009.1             1,009.1
     Credit facility collateralized by retained
       interests in securitizations due 2000....       500.0           675.0(a)               --(d)
     10.25% senior subordinated notes due
       2002.....................................       193.6           193.6               193.6
     Medium term notes due October 1999 to April
       2003.....................................       238.7           238.7               238.7
     Other......................................         3.2             3.2                 3.2
  Corporate:
     Commercial paper...........................       763.0           614.7(a)            454.6(d)
     Bank credit facilities.....................        86.6           175.4(a)            175.4
     Notes payable to Leucadia National
       Corporation..............................       400.0           400.0               400.0
     8.5% notes due 2002........................          --              --               450.0(d)
     9.0% notes due 2006........................          --              --               550.0(d)
     6.4% notes due 2001........................       550.0           550.0               550.0
     6.4% notes due 2003........................       250.0           250.0               250.0
     6.5% convertible subordinated notes due
       2003.....................................        86.0              --(b)               --
     6.8% senior notes due 2005.................       250.0           250.0               250.0
     7.6% senior notes due 2001.................       275.0           275.0               118.9(d)
     7.875% notes due 2000......................       150.0           150.0               150.0
     8.125% senior notes due 2003...............        63.5            63.5                63.5
     10.5% senior notes due 2004................        24.5            24.5                24.5
     Other......................................        12.1            12.1                12.1
                                                   ---------       ---------           ---------
       Total principal amount...................     6,018.7         6,048.2             6,057.0
  Unamortized net discount......................       (15.4)          (15.4)              (23.4)
                                                   ---------       ---------           ---------
       Total notes payable and commercial
          paper.................................     6,003.3         6,032.8             6,033.6
                                                   ---------       ---------           ---------

                                                                     JUNE 30, 1999
                                                  ---------------------------------------------------
                                                                                       PRO FORMA
                                                                                  AS FURTHER ADJUSTED
                                                                   PRO FORMA            FOR THE
                                                                 FOR COMPLETED      OFFERING OF THE
                                                  AS REPORTED    TRANSACTIONS            NOTES
                                                  -----------    -------------    -------------------
                                                                 (DOLLARS IN MILLIONS)
Minority interest:
  Company-obligated mandatorily redeemable
     preferred securities of subsidiary
     trusts.....................................     2,100.2         2,634.5(c)          2,634.5
Shareholders' equity:
  Common stock and additional paid-in capital,
     no par value; 1,000,000,000 shares
     authorized; 326,730,615 shares
     outstanding................................     2,940.5         2,940.5             2,940.5
  Accumulated other comprehensive loss..........      (547.3)         (547.3)             (547.3)
  Retained earnings.............................     2,963.4         2,963.4             2,963.4
                                                   ---------       ---------           ---------
       Total shareholders' equity...............     5,356.6         5,356.6             5,356.6
                                                   ---------       ---------           ---------
       Total capitalization.....................   $13,460.1       $14,023.9            14,024.7
                                                   =========       =========           =========

-------------------------
(a) The pro forma amounts for completed transactions reflect the use of the proceeds from the issuance of Trust Originated Preferred Securities, the private placement of RHINOS and amounts required to redeem the 6.5% convertible subordinated notes due 2003. At the time of the private placement of RHINOS, Conseco agreed to issue $250 million of its common stock in one or more public offerings prior to February 20, 2002. The pro forma amounts for completed transactions also reflect the $561 million increase in borrowings subsequent to June 30, 1999 under the credit facility collateralized by retained interests in securitizations.

(b) The 6.5% convertible subordinated notes due 2003 were redeemed on August 23, 1999.

(c) The pro forma amount for completed transactions reflects the issuance of:
    (i) $300 million par value of Trust Originated Preferred Securities, which have a distribution rate of 9.44% and mature on September 30, 2029; and (ii) the private placement of $250 million par value of RHINOS, which have a distribution rate based on LIBOR plus 2.25% reset quarterly and mature on May 20, 2002.

(d) The pro forma amounts as further adjusted for the offering of the notes reflect: (i) the issuance of $450.0 million principal amount of 8.5% notes due 2002 and $550.0 million principal amount of 9.0% notes due 2006; and
    (ii) the use of the proceeds therefrom.

                      RATIOS OF EARNINGS TO FIXED CHARGES
            AND EARNINGS TO FIXED CHARGES, PREFERRED STOCK DIVIDENDS
               AND DISTRIBUTIONS ON COMPANY-OBLIGATED MANDATORILY
              REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUSTS

     The following table sets forth Conseco's ratios of earnings to fixed charges, and earnings to fixed charges, preferred stock dividends and distributions on Company-obligated mandatorily redeemable preferred securities of subsidiary trusts for each of the five years ended December 31, 1998 and for the six months ended June 30, 1999 and 1998. Such ratios are based on the financial information contained in Conseco's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, as amended, and Conseco's Annual Report on Form 10-K for the year ended December 31, 1998, both of which are incorporated by reference herein. See "Where You Can Find More Information" on page 3 of the accompanying prospectus.

                                                                                       SIX MONTHS
                                                   YEAR ENDED DECEMBER 31,           ENDED JUNE 30,
                                           ---------------------------------------   --------------
                                            1994    1995    1996     1997    1998    1998     1999
                                           ------   -----   -----   ------   -----   -----    -----
Ratio of earnings to fixed charges:
  As reported............................   5.80x   4.94x   4.85x    5.55x   3.30x   1.39x    5.16x
  Excluding interest expense on debt
     related to finance receivables and
     other investments(a)................   9.28x   7.36x   7.80x   13.00x   6.79x   2.05x    11.92x
Ratio of earnings to fixed charges,
 preferred stock dividends and
 distributions on Company-obligated
 mandatorily redeemable preferred
 securities of subsidiary trusts:
  As reported............................   4.48x   4.14x   3.74x    4.10x   2.47x   1.08x    3.73x
  Excluding interest expense on debt
     related to finance receivables and
     other investments(a)................   6.14x   5.61x   5.11x    6.72x   3.68x   1.15x    5.93x

-------------------------

(a) These ratios are included to assist the reader in analyzing the impact of interest expense on debt related to finance receivables and other investments (which is generally offset by interest earned on finance receivables and other investments financed by such debt). Such ratios are not intended to, and do not, represent the following ratios prepared in accordance with generally accepted accounting principles: the ratio of earnings to fixed charges; or the ratio of earnings to fixed charges, preferred stock dividends and distributions on Company-obligated mandatorily redeemable preferred securities of subsidiary trusts.

                                USE OF PROCEEDS

     The proceeds from the sale of the notes are estimated to be approximately $991 million (after underwriting discounts and estimated offering expenses). We intend to use approximately $675 million of the net proceeds from the notes to reduce amounts outstanding under a credit facility collateralized by retained interests in securitizations. The weighted average interest rate of such credit facility is 7.41%, and $200 million of the borrowings under the credit facility must be repaid on November 30, 1999 and $475 million must be repaid on February 12, 2000. See "Underwriting" on page S-16. In addition, we intend to use approximately $155 million of the net proceeds from the notes to reduce by $156 million the amount of our outstanding 7.6% senior notes due June 21, 2001 which we issued in June 1999 to provide working capital. We plan to use the remaining proceeds from the notes to repay commercial paper which we issued on various dates in September 1999 and October 1999 to provide working capital. The weighted average interest rate of such commercial paper borrowings is 5.58% and such borrowings must be repaid on October 21, 1999.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     Conseco's selected consolidated financial data are based on and derived from, and should be read in conjunction with, Conseco's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, as amended, and Conseco's Annual Report on Form 10-K for the year ended December 31, 1998, and the related notes thereto, which give retroactive effect to the merger of Conseco and Green Tree Financial Corporation on June 30, 1998, which has been accounted for as a pooling of interests. Conseco's consolidated balance sheets at December 31, 1998 and 1997, and the consolidated statements of operations, shareholders' equity and cash flows for the years ended December 31, 1998, 1997 and 1996 and notes thereto were audited by PricewaterhouseCoopers LLP, independent accountants, except for the consolidated financial statements of Green Tree as of and for the years ended December 31, 1997 and 1996 (which financial statements are consolidated with those of Conseco and for which separate financial data are not presented herein) which were audited by KPMG LLP. Conseco's consolidated financial statements as of December 31, 1998 and 1997, and for each of the three years ended December 31, 1998, are included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998, which is incorporated by reference herein. The selected consolidated financial data set forth for the six months ended June 30, 1999 and 1998 are unaudited; however, in the opinion of Conseco's management, the accompanying selected financial data contain all adjustments, consisting only of normal recurring items, necessary to present fairly the selected financial data for such periods. The results of operations for the six months ended June 30, 1999, may not be indicative of the results of operations to be expected for a full year. See "Where You Can Find More Information" on page 3 of the accompanying prospectus.

     The comparison of selected consolidated financial data is significantly affected by the following business combinations accounted for as purchases:
Washington National Corporation (effective December 1, 1997); Colonial Penn Life Insurance Company and Providential Life Insurance Company (September 30, 1997); Pioneer Financial Services, Inc. (April 1, 1997); Capitol American Financial Corporation (January 1, 1997); Transport Holdings Inc. (December 31, 1996); American Travellers Corporation (December 31, 1996); FINOVA Acquisition I, Inc. (December 1, 1996); Life Partners Group, Inc. (July 1, 1996); and American Life Holdings, Inc. (September 29, 1994). All financial data have been restated to give retroactive effect to the merger with Green Tree accounted for as a pooling of interests.

                                                                                                    SIX MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,                           JUNE 30,
                                     ----------------------------------------------------------   ---------------------
                                       1994        1995        1996        1997         1998        1998        1999
                                     ---------   ---------   ---------   ---------   ----------   ---------   ---------
                                                        (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA
Insurance policy income............  $ 1,285.6   $ 1,465.0   $ 1,654.2   $ 3,410.8   $  3,948.8   $ 1,979.9   $ 2,027.4
Gain on sale of finance
  receivables......................      318.6       443.3       400.6       779.0        745.0       271.3       425.8
Net investment income..............      497.1     1,318.6     1,505.3     2,145.7      2,462.3     1,266.2     1,355.5
Net investment gains (losses)......      (30.5)      204.1        60.8       266.5        208.2       117.1       (21.9)
Total revenues.....................    2,357.6     3,561.2     3,789.8     6,846.4      7,716.0     3,802.0     4,019.4
Interest expense...................      108.6       198.9       200.2       312.3        440.5       215.3       236.1
Impairment and nonrecurring
  charges..........................       35.8          --          --       261.7        697.4       697.4          --
Total benefits and expenses........    1,732.9     2,738.5     2,974.0     5,360.7      6,670.3     3,714.6     3,004.8
Income before income taxes,
  minority interest and
  extraordinary charge.............      624.7       822.7       815.8     1,485.7      1,045.7        87.4     1,014.6
Extraordinary charge on
  extinguishment of debt, net of
  tax..............................        4.0         2.1        26.5         6.9         42.6        30.3          --
Net income (loss)(a)...............      330.5       470.9       452.2       866.4        467.1       (87.0)      594.6
Preferred stock dividends and
  charge related to induced
  conversions of convertible
  preferred stock..................       18.6        18.4        27.4        21.9          7.8         4.2         0.6
Net income (loss) applicable to
  common stock.....................      311.9       452.5       424.8       844.5        459.3       (91.2)      594.0

                                                                                                    SIX MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,                           JUNE 30,
                                     ----------------------------------------------------------   ---------------------
                                       1994        1995        1996        1997         1998        1998        1999
                                     ---------   ---------   ---------   ---------   ----------   ---------   ---------
                                                        (AMOUNTS IN MILLIONS, EXCEPT PER SHARE DATA)
PER SHARE DATA(b)
Net income (loss), basic...........  $    1.39   $    2.19   $    1.85   $    2.72   $     1.47   $    (.29)  $    1.84
Net income (loss), diluted(a)......       1.32        2.03        1.69        2.52         1.40        (.29)       1.80
Dividends declared per common
  share............................       .125        .046        .083        .313         .530         .25         .28
Book value per common share
  outstanding......................       5.58        8.52       13.47       16.45        16.37       15.56       16.39
Shares outstanding at period-end...      212.7       205.2       293.4       310.0        315.8       312.4       326.7
Weighted average shares outstanding
  for diluted earnings.............      250.5       232.3       267.7       338.7        332.7       309.6       331.2
BALANCE SHEET DATA -- PERIOD END
Total assets.......................  $12,302.3   $19,517.7   $28,724.0   $40,679.8   $ 43,599.9   $42,469.7   $45,532.5
Notes payable and commercial paper:
  Corporate........................      191.8       871.4     1,094.9     2,354.9      2,932.2     2,952.1     2,899.6
  Finance..........................      309.3       383.6       762.5     1,863.0      2,389.3     2,728.8     3,103.7
  Notes payable of affiliates, not
    direct obligations of
    Conseco........................      611.1       584.7          --          --           --          --          --
Total liabilities..................   10,509.2    17,082.7    23,810.2    34,082.0     36,229.4    36,116.2    38,075.7
Minority interests in consolidated
  subsidiaries:
  Company-obligated mandatorily
    redeemable preferred securities
    of subsidiary trusts...........         --          --       600.0     1,383.9      2,096.9     1,388.8     2,100.2
  Preferred stock..................      130.1       110.7        97.0          --           --          --          --
  Common stock.....................      191.6       292.6          --          --           --          --          --
Shareholders' equity...............    1,471.4     2,031.7     4,216.8     5,213.9      5,273.6     4,964.7     5,356.6
OTHER FINANCIAL DATA(b)(c)
Premiums and deposits
  collected(d).....................  $ 1,879.1   $ 3,106.5   $ 3,280.2   $ 5,075.6   $  6,081.3   $ 3,045.8   $ 3,859.3
Operating earnings(e)..............      331.8       381.8       467.5       991.8      1,046.3       455.7       619.3
Operating earnings per diluted
  common share(e)..................       1.33        1.64        1.75        2.93         3.15        1.46        1.87
Managed finance receivables........    9,821.1    13,887.6    20,072.7    27,957.1     37,199.8    32,302.2    42,195.0
Total managed assets (at fair
  value)(f)........................   32,806.9    42,711.4    59,084.8    70,259.8     87,247.4    79,067.3    93,841.2
Shareholders' equity excluding
  unrealized appreciation
  (depreciation) of fixed maturity
  securities(g)....................    1,609.1     1,919.1     4,177.0     5,036.7      5,285.5     4,766.7     5,855.0
Book value per common share
  outstanding, excluding unrealized
  appreciation (depreciation) of
  fixed maturity securities(g).....       6.23        7.97       13.33       15.88        16.40       14.93       17.92
Finance originations...............  $ 4,065.6   $ 6,891.0   $10,544.3   $15,647.8   $ 21,422.0   $ 9,793.7   $12,184.1
Delinquencies greater than 60 days
  as a percentage of managed
  finance receivables..............        .70%        .93%       1.08%       1.08%        1.19%       1.03%       1.09%
Net credit losses as a percentage
  of average managed finance
  receivables......................        .63%        .56%        .74%       1.05%        1.03%       1.09%       1.11%

-------------------------
(a) Net income of $467.1 million for the year ended December 31, 1998, or $1.40 per diluted share, included nonrecurring and impairment charges totaling $503.8 million (net of taxes), or $1.52 per share. Such amounts were comprised of (i) $148.0 million of merger-related costs; (ii) $549.4 million to write down the carrying value of Green Tree's interest-only securities and servicing rights; and (iii) an income tax benefit of $193.6 million. The net loss of $87.0 million for the six months ended June 30, 1998, or 29 cents per diluted share also included the aforementioned nonrecurring and impairment charges totaling $503.8 million (net of tax), or $1.63 per share.

(b) All share and per-share amounts have been restated to reflect the two-for-one stock splits paid on April 1, 1996 and February 11, 1997.

(c) Amounts under this heading are included to assist the reader in analyzing Conseco's financial position and results of operations. Such amounts are not intended to, and do not, represent insurance policy income, net income, net income per share, shareholders' equity or book value per share prepared in accordance with generally accepted accounting principles.

(d) Includes premiums received from universal life and products without mortality or morbidity risk. Such premiums are not reported as revenues under generally accepted accounting principles and were $1,292.6 million and $1,316.4 million in the six months ended June 30, 1998 and 1999, respectively, and $634.6 million, $1,757.5 million, $1,881.3 million, $2,099.4 million, and $2,585.7 million in the years ended December 31, 1994, 1995, 1996, 1997 and 1998, respectively. Also includes deposits in mutual funds and certificates of deposits totaling $35.4 million and $585.0 million in the six months ended June 30, 1998 and 1999, respectively, and $19.9 million and $117.1 million in the years ended December 31, 1997 and 1998, respectively.

(e) Represents income before extraordinary charge, net investment gains (losses) of our life insurance and corporate segments (less that portion of amortization of cost of policies purchased and cost of policies produced and income taxes relating to such gains (losses)), and nonrecurring and impairment charges (net of income taxes).

(f) Represents: (i) our assets, excluding finance receivables, interest-only securities and servicing assets, of $37.8 billion and $40.0 billion at June 30, 1998 and 1999, respectively, and of $11.3 billion, $17.9 billion, $26.4 billion, $37.2 billion, and $38.9 billion at December 31, 1994, 1995, 1996, 1997 and 1998, respectively; (ii) the total fixed and revolving credit receivables that Green Tree manages, including receivables on its balance sheet and receivables applicable to the holders of asset-backed securities sold by Green Tree of $32.3 billion and $42.2 billion at June 30, 1998 and 1999, respectively, and of $9.8 billion, $13.9 billion, $20.1 billion, $28.0 billion, and $37.2 billion at December 31, 1994, 1995, 1996, 1997 and 1998, respectively; and (iii) the total market value of the investment portfolios managed by Conseco Capital Management, Inc., excluding assets of Conseco's subsidiaries, of $9.0 billion and $11.7 billion at June 30, 1998 and 1999, respectively, and of $11.7 billion, $10.9 billion, $12.6 billion, $5.1 billion and $11.2 billion at December 31, 1994, 1995, 1996, 1997 and 1998, respectively.

(g) Excludes the effects of reporting fixed maturities at fair value and recording the unrealized gain or loss on such securities as a component of shareholders' equity, net of tax and other adjustments.

                            DESCRIPTION OF THE NOTES

THE FOLLOWING DESCRIPTION OF THE PARTICULAR TERMS OF THE NOTES (REFERRED TO IN THE PROSPECTUS AS THE "SENIOR DEBT SECURITIES") SUPPLEMENTS, AND TO THE EXTENT INCONSISTENT THEREWITH REPLACES, THE DESCRIPTION OF THE GENERAL TERMS AND PROVISIONS OF THE SENIOR DEBT SECURITIES SET FORTH IN THE PROSPECTUS, TO WHICH REFERENCE IS HEREBY MADE.

GENERAL

     The 2002 notes will mature on October 15, 2002 and the 2006 notes will mature on October 15, 2006. The 2002 notes and the 2006 notes are to be issued as separate series under the senior indenture between us and The Bank of New York, as trustee. Each of the 2002 notes and the 2006 notes will constitute a single series of our unsecured senior debt and will rank equally with all of our other unsecured and unsubordinated debt. The 2002 notes and the 2006 notes are referred to collectively as the notes. See "Description of Debt Securities" on page 6 of the accompanying prospectus for a description of the rights under our senior debt securities, including the notes, under the senior indenture.

     We may, without the consent of the holders of the notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as either series of notes. Any of these additional notes will, together with the outstanding notes of such series, constitute a single series of the notes under the senior indenture. No additional notes may be issued if an event of default has occurred with respect to such series of notes.

     The 2002 notes will bear interest from October 21, 1999, or from the most recent date to which we have paid or provided for interest, at the annual rate of 8.5%. We will pay interest semiannually on each April 15 and October 15, beginning on April 15, 2000, to the person in whose name the notes are registered at the close of business on the April 1 or October 1, prior to the payment date.

     The 2006 notes will bear interest from October 21, 1999, or from the most recent date to which we have paid or provided for interest, at the annual rate of 9.0%. We will pay interest semiannually on each April 15 and October 15, beginning on April 15, 2000, to the person in whose name the notes are registered at the close of business on the April 1 or October 1, prior to the payment date.

     We will issue the notes only in registered form, in denominations of $1,000. We will pay principal and interest at the corporate trust office of the trustee at New York City. At our option, we may pay interest by check mailed to the person entitled to payment at that person's address appearing on the register of the notes.

     The senior indenture permits us at any time (including more than one year prior to the maturity of the notes) to discharge our obligations on the notes by providing for payment when due of the principal and interest and by satisfying certain other conditions described under "Description of Debt Securities -- Defeasance and Covenant Defeasance" at page 16 in the accompanying prospectus.

     The notes are redeemable before maturity.

REDEMPTION

     The notes will be redeemable as a whole or in part at our option at any time. The redemption price is equal to the greater of (i) 100% of the principal amount of the notes to be redeemed plus accrued interest to the date of redemption and (ii) the sum of the present values of (a) the remaining scheduled payments of principal and (b) interest thereon from the redemption date to the maturity date, computed by discounting such payments, in each case, to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 25 basis points, plus accrued interest on the principal amount thereof to the date of redemption.

     "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the 2002 notes or the 2006 notes, as the case may be, to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining terms of such notes. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the trustee after consultation with us.

     "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or
(ii) if such release (or any successor release) is not published or does not contain such prices on such business day, the average of the Reference Treasury Dealer Quotations actually obtained by the Trustee for such redemption date.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. (New York City time) on the third business day preceding such redemption date.

     "Reference Treasury Dealer" means each of Chase Securities Inc., Lehman Brothers Inc., Credit Suisse First Boston Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Warburg Dillon Read LLC and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we may substitute therefor another Primary Treasury Dealer.

     Notice of any redemption will be mailed at least 30 days but no more than 60 days before the redemption date to each holder of notes to be redeemed. If, at the time notice of redemption is given, the redemption moneys are not held by the trustee, the redemption may be made subject to their receipt on or before the date fixed for redemption, and the notice of redemption shall be of no effect unless the moneys are so received.

     Upon payment of the redemption price, on and after the redemption date interest will cease to accrue on the notes called for redemption.

COVENANTS

     The notes contain the following covenants.

     Limitations on Issuance or Disposition of Stock of Significant Subsidiaries. We will not, nor will we permit any of our significant subsidiaries to, issue, sell or otherwise dispose of any shares of capital stock (other than non-voting preferred stock) of any significant subsidiary, except for:

     - directors' qualifying shares;

     - sales or other dispositions to us or to one or more of our wholly owned significant subsidiaries;

     - the sale or other disposition of all or any part of the capital stock of any significant subsidiary for consideration which is at least equal to the fair value of the capital stock as determined by our board of directors (acting in good faith); or

     - any issuance, sale or other disposition made in compliance with an order of a court or regulatory authority, other than an order issued at our request or at the request of one of our significant subsidiaries.

     Limitation on Liens. Neither we nor any significant subsidiary may incur, issue, assume or guarantee any indebtedness secured by a lien on any of our properties or assets or those of any of our significant subsidiaries, or on any shares of capital stock of any of our significant subsidiaries, without providing that the notes will be secured, in terms of ranking, equally or prior to such indebtedness, as long as that indebtedness is secured. However, this covenant will not apply to indebtedness secured by:

     - liens existing on the date of this prospectus supplement;

     - liens on property of, or on any shares of stock of, any corporation existing at the time the corporation becomes a significant subsidiary or merges into or consolidates with us or one of our significant subsidiaries;

     - liens on property or on shares of stock existing at the time of their acquisition by us or any significant subsidiaries;

     - liens to secure the financing of the acquisition, construction or improvement of property, or the acquisition of shares of stock by us or any significant subsidiary, provided that the liens are created before the first anniversary of the acquisition or, in the case of property, before the first anniversary of the completion of construction or commencement of commercial operation, whichever is later, and the liens must be limited to the property acquired, constructed or improved or the shares of stock acquired and do not secure indebtedness in excess of the cost of the acquisition, construction or improvement;

     - liens in favor of us or any of our subsidiaries;

     - liens in favor of, or required by, governmental authorities; and

     - any extension, renewal or replacement as a whole or in part of any lien referred to in the preceding bullet points so long as the extension, renewal or replacement lien is limited to no more than the same property or shares of stock and that the indebtedness secured by the lien at such time is not increased.

     These foregoing restrictions do not apply if the aggregate principal amount of our secured indebtedness, including the new indebtedness but excluding indebtedness secured by liens described in the preceding bullet points, would not exceed 10% of our consolidated capitalization.

     As used in this prospectus supplement:

     - "consolidated capitalization" means the sum of our consolidated shareholders' equity, redeemable preferred stock and preferred securities in any trust, partnership, corporation or other entity of which more that 50% of the voting equity is owned directly or indirectly by us, including, without limitation, the trust securities issued by Conseco Financing Trust I, Conseco Financing Trust II, Conseco Financing Trust III, Conseco Financing Trust IV, Conseco Financing Trust V, Conseco Financing Trust VI, Conseco Financing Trust VII and Conseco Financing Trust XI.

     - "lien" means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof).

     - "significant subsidiary" means any of our subsidiaries with net earnings which constituted at least 20% of our consolidated total net earnings, as determined as of the date of our most recently prepared quarterly financial statements for the 12-month period then ended.

     Neither the notes nor the senior indenture contains:

     - any additional provisions that will restrict us from incurring, assuming or becoming liable for any indebtedness or other obligations, whether secured or unsecured;

     - any additional provisions that will restrict us from paying dividends or making other distributions on our capital stock or from purchasing or redeeming our capital stock;

     - any financial ratios or specified levels of net worth or liquidity to which we must adhere; or

     - any provision which would require us to repurchase or redeem or otherwise modify the terms of any of the notes upon a change in control or other events involving us that may adversely affect the creditworthiness of the notes.

BOOK-ENTRY NOTES

     Description of the Global Securities. Upon issuance, all notes in book-entry form will be represented by one or more fully registered global notes. Each global note will be deposited with, or on behalf of, the depository, The Depository Trust Company, registered in the name of the depository or a nominee of the depository. Unless it is exchanged in whole or in part for notes in certificated form, no global note may be transferred except that the depository, its nominees and their successors may transfer a global note as a whole to one another.

     Depository Procedures. The depository will act as securities depository for the notes in book-entry form. The following information about the depository is based on information furnished by the depository.

     The notes in book-entry form will be issued as fully registered securities registered in the name of Cede & Co., the depository's partnership nominee. One fully registered global note will be issued for each issue of notes in book-entry form, each in the aggregate principal amount of the issue, and will be deposited with the depository. If, however, the aggregate principal amount of any issue exceeds $200,000,000, one global note will be issued with respect to each $200,000,000 of principal amount and an additional global note will be issued with respect to any remaining principal amount of the issue.

     The depository is a limited-purpose trust company organized under the New York Banking Law. It is

     - a "banking organization" within the meaning of the New York Banking Law;

     - a member of the Federal Reserve System;

     - a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

     - a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

     The depository holds securities that its participants deposit with the depository. The depository also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts. This process eliminates the need for physical movement of securities' certificates. Direct participants of the depository include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. The depository is owned by:

     - a number of its direct participants;

     - the New York Stock Exchange;

     - the American Stock Exchange; and

     - the National Association of Securities Dealers.

     Access to the depository's system is also available to others, such as securities brokers and dealers, banks and trust companies that clear through or maintain a direct or indirect custodial relationship with a direct participant. The rules applicable to the depository and its participants are on file with the SEC.

     Purchasers of notes in book-entry form under the depository's system must be made by or through direct participants who will receive a credit for those notes in book-entry form on the depository's records. Your ownership interest is, in turn, recorded on the records of direct participants and indirect participants. As a beneficial owner of a note in book-entry form you will not receive written confirmation from the depository of your purchase. Instead it is expected that you will receive written confirmations, as well as periodic statements of your holdings, from your broker. Transfers of your beneficial ownership interest in a global note in book-entry form are accomplished by entries made on the books of the participants acting on behalf of you and other beneficial owners. As a beneficial owner of notes in book-entry form you will not receive notes in certificated form, except in the event that use of the book-entry system is discontinued.

     To facilitate transfers, all global notes that are deposited with or on behalf of, the depository are registered in the name of the depository's nominee, Cede & Co. The deposit of global notes with or on behalf of, the depository and their registration in the name of Cede & Co. does not change the beneficial ownership. Unless you are a direct participant, the depository has no knowledge of your beneficial ownership of the notes in book-entry form. The depository's records reflect only the identity of the direct participants to whose accounts the notes in book-entry form are credited. The participants, for instance your broker, remain responsible for keeping account of their holdings on your behalf.

     Neither the depository nor Cede & Co. will consent or vote with respect to the global notes representing the notes in book-entry form. Under its usual procedures, the depository mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants, identified in a listing attached to the omnibus proxy, to whose accounts the notes in book-entry form are credited on the applicable record date.

     We will make principal, premium, if any, and/or interest, if any, payments on the global notes in immediately available funds to the depository. The depository's practice is to credit direct participants' accounts on the applicable payment date in accordance with their respective holdings unless the depository has reason to believe that it will not receive payment on the applicable payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name". These payments will be the responsibility of the applicable participant and will not be the responsibility of the depository, the trustee, any of the agents or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to the depository is our responsibility and the responsibility of the trustee. Disbursement of payments to direct participants will be the responsibility of the depository and disbursement of payments to you will be the responsibility of your broker.

     If applicable, redemption notices will be sent to Cede & Co. If less than all of the notes in book-entry form are being redeemed, the depository's practice is to determine by lot the amount of the interest of each direct participant in the issue to be redeemed.

     You will give notice of any option to have your notes in book-entry form repaid through your broker. The trustee, upon notice of your decision, will effect delivery of your notes in book-entry form by causing your broker to transfer their interest in the notes in book-entry form, on the depository's records, to the trustee.

     The depository may discontinue providing its services as securities depository with respect to the notes in book-entry form at any time by giving reasonable notice to us or the trustee. In the event that a successor securities depository is not obtained, notes in certificated form will be printed and delivered.

     We may decide to discontinue use of the system of book-entry transfers through the depository or a successor securities depository. In that event, notes in certificated form will be printed and delivered.

     The laws of some states may require that certain purchasers of securities take physical delivery of securities in definitive form. These limits and these laws may impair the ability to own, transfer or pledge beneficial interests in global notes.

     So long as the depository, or its nominee, is the registered owner of a global note, the depository or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture. Except as provided below, you will not be entitled to:

     - have the notes represented by a global note registered in your name;

     - receive physical delivery of the notes in definitive form; or

     - be considered the owner or holder of the notes under the indenture.

     Accordingly, you must rely on the procedures of the depository and, if you are not a participant, on the procedures of the participant through which you own your interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, the depository would authorize you to give or take actions granted by the indenture and that your broker would authorize you to give or take the desired action or would otherwise act upon your instructions.

     Exchange for Notes in Certificated Form. The global note(s) will be exchangeable for notes in certificated form of like tenor and of an equal aggregate principal amount, in denominations of $1,000 and integral multiples of $1,000 if:

     - the depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by us within 60 days;

     - we execute and deliver to the trustee a order to the effect that the global notes shall be exchangeable; or

     - an event of default has occurred and is continuing with respect to the notes.

     The certificated notes will be registered in the name or names as the depository instructs the trustee. It is expected that instructions may be based upon directions received by the depository, which are forwarded from participants, with respect to ownership of beneficial interests in global notes.
     The information in this section concerning the depository and the depository's system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of the information.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting agreement dated October 18, 1999, we have agreed to sell to each of the underwriters named below, for whom Chase Securities Inc. and Lehman Brothers Inc. are acting as representatives, and each of the underwriters has severally agreed to purchase the following respective principal amount of notes:

                                                             PRINCIPAL AMOUNT    PRINCIPAL AMOUNT
                                                              OF 8.5% NOTES       OF 9.0% NOTES
                      UNDERWRITERS                               DUE 2002            DUE 2006
                      ------------                           ----------------    ----------------
Chase Securities Inc.....................................      $157,500,000        $192,500,000
Lehman Brothers Inc......................................       157,500,000         192,500,000
Credit Suisse First Boston Corporation...................        45,000,000          55,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated.......        45,000,000          55,000,000
Warburg Dillon Read LLC..................................        45,000,000          55,000,000
                                                               ------------        ------------
          Total..........................................      $450,000,000        $550,000,000
                                                               ============        ============

     The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased. The underwriting agreement provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

     The underwriters propose to offer the notes initially at the public offering prices on the cover of this prospectus supplement, and to selling group members at these prices less a concession of .275% of the principal amount per 2002 note and .375% of the principal amount per 2006 note. The underwriters and selling group members may allow a discount of .15% of the principal amount of each series of the notes on sales to other broker/dealers. After the initial public offering, the public offering prices, concessions and discounts to broker/dealers may be changed by the representatives.

     We estimate that our out of pocket expenses for this offering will be approximately $900,000. Chase Securities Inc. and Lehman Brothers Inc., as joint book-running managers, have agreed to reimburse us for expenses related to this offering of approximately $430,000.

     The notes are new issues of securities with no established trading market. We do not intend to list the notes on a national securities exchange. One or more of the underwriters intends to make a secondary market in the notes. However, they are not required to do so and may discontinue making a secondary market at any time without notice. We can give no assurance as to how liquid the trading market for the notes will be.

     We have agreed to indemnify the underwriters against liabilities under the Securities Act of 1933 or contribute to payments that the underwriter may be required to make in that respect.

     The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. These stabilizing transactions, syndicate covering transactions and penalty bids may cause the prices of the notes to be higher than they would otherwise be in the absence of these transactions. These transactions, if commenced, may be discontinued at any time.

     The underwriters or their affiliates have provided commercial or investment banking services to us or certain of our affiliates, and may provide these services in the future. Lehman Brothers Inc. and one of its affiliates are the lenders under the credit facility collateralized by retained interests in securitizations, which indebtedness is being reduced with proceeds from the notes. See "Use of Proceeds" on page S-7.

                                 LEGAL MATTERS

     The validity of the notes will be passed upon on our behalf by John J. Sabl, Executive Vice President and General Counsel of Conseco. Mr. Sabl is a full-time employee and an officer of Conseco and owns 90,000 shares of Conseco Common Stock and holds options to purchase 450,000 shares of Conseco Common Stock. Certain legal matters will be passed upon for the Underwriters by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, New York, New York. LeBoeuf, Lamb, Greene & MacRae, L.L.P. represents us from time to time in connection with certain legal matters.

PROSPECTUS

                                 $3,700,000,000
                                 CONSECO, INC.
    DEBT SECURITIES, PREFERRED STOCK, DEPOSITARY SHARES, COMMON STOCK, STOCK
             PURCHASE CONTRACTS, STOCK PURCHASE UNITS AND WARRANTS

                          CONSECO FINANCING TRUST VIII

                           CONSECO FINANCING TRUST IX

                           CONSECO FINANCING TRUST X
                 PREFERRED SECURITIES FULLY AND UNCONDITIONALLY
                          GUARANTEED BY CONSECO, INC.

                             ---------------------

     We will provide the specific terms of the particular securities issued under this prospectus in a prospectus supplement for each security. You should read this prospectus and any supplement carefully before investing.

     The amount of the securities issued under this prospectus will be limited to a total of U.S. $3,700,000,000 or the equivalent amount if denominated in foreign currencies.

     Our common stock is listed on the New York Stock Exchange under the trading symbol "CNC".

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OF ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is October 1, 1999.

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
About This Prospectus.......................................     3
Where You Can Find More Information.........................     3
The Securities We May Offer.................................     4
Conseco, Inc................................................     4
The Conseco Trusts..........................................     5
Use of Proceeds.............................................     5
Ratios of Earnings to Fixed Charges, Earnings to Fixed
  Charges and Preferred Stock Dividends and Earnings to
  Fixed Charges, Preferred Stock Dividends and Distributions
  on Company-Obligated Mandatorily Redeemable Preferred
  Securities of Subsidiary Trusts...........................     6
Description of Debt Securities..............................     6
Description of Capital Stock................................    17
Description of Depositary Shares............................    20
Description of Warrants.....................................    23
Description of Preferred Securities of the Conseco Trusts...    24
Description of Guarantees...................................    25
Description of Stock Purchase Contracts and Stock Purchase
  Units.....................................................    28
Plan of Distribution........................................    29
Special Note Regarding Forward-Looking Statements...........    31
Legal Matters...............................................    31
Experts.....................................................    32

                             ABOUT THIS PROSPECTUS

     In this prospectus, Conseco, Inc. may be referred to as "Conseco" or "we". This prospectus is part of a registration statement that we and Conseco Financing Trust VIII, Conseco Financing Trust IX and Conseco Financing Trust X, referred to in this prospectus as the "Conseco Trusts", filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $3,700,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "WHERE YOU CAN FIND MORE INFORMATION."

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     We and the Conseco Trusts have filed with the SEC a registration statement under the Securities Act of 1933 to register the securities offered by this prospectus. This prospectus constitutes only part of the registration statement and does not contain all of the information in the registration statement and its exhibits because parts of the registration statement are allowed to be omitted by SEC rules. Statements in this prospectus or in any prospectus supplement about documents filed as an exhibit to the registration statement or otherwise filed with the SEC are only summary statements and may not contain all the information that may be important to you. For further information about Conseco, the Conseco Trusts and the securities offered under this prospectus, you should read the registration statement, including its exhibits and the documents incorporated into it by reference.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15 (d) of the Securities Exchange Act of 1934 until we sell all of the securities offered under this prospectus.

          1. Annual Report on Form 10-K for the fiscal year ended December 31, 1998;

          2. Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999, as amended;

          3. Current Report on Form 8-K dated August 31, 1999; and

          4. The description of our common stock in the registration statements filed by us with the SEC and any amendment or report filed for the purpose of updating the description.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address;

         James W. Rosensteele, Senior Vice President, Corporate Communications Conseco, Inc.
         11825 N. Pennsylvania Street
         Carmel, Indiana 46032
         Telephone: (317) 817-4418

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                          THE SECURITIES WE MAY OFFER

     We may offer and sell from time to time, in one or more series,

     - debt securities,

     - preferred stock, which may be represented by depositary shares,

     - common stock,

     - stock purchase contracts to purchase shares of our common stock,

     - stock purchase units, each representing ownership of a stock purchase contract and preferred securities of one of the Conseco Trusts or debt obligations of third parties, including U.S. treasury securities, securing the holder's obligations to purchase our common stock under the stock purchase contracts and

     - warrants to purchase debt securities, preferred stock, common stock or other securities or rights.

     The Conseco Trusts may offer, from time to time, preferred securities representing preferred undivided beneficial interests in the assets of a Conseco Trust, referred to in this prospectus as "preferred securities". We will guarantee the payment of periodic cash distributions on preferred securities out of moneys held by each of the Conseco Trusts, and payments on liquidation, redemption or otherwise with respect to the preferred securities to the extent described in this prospectus or the applicable prospectus supplement. We will directly or indirectly acquire common securities representing undivided beneficial interests in the assets of each Conseco Trust, referred to in this prospectus as "common securities". We may issue subordinated debt securities in one or more series to a Conseco Trust as part of the investment of the proceeds from the offering of preferred securities and common securities of the Conseco Trust. The subordinated debt securities purchased by a Conseco Trust may be subsequently distributed on a proportionate basis to holders of preferred securities and common securities in connection with the dissolution of the Conseco Trust.

                                 CONSECO, INC.

     We are a financial services holding company. We conduct and manage our business through two operating segments, reflecting our major lines of business:
(1) insurance and fee-based operations and (2) finance operations. Our insurance subsidiaries develop, market and administer supplemental health insurance, annuity, individual life insurance, individual and group major medical insurance and other insurance products. Our finance subsidiaries make, purchase, sell and service consumer and commercial finance loans throughout the United States. Since 1982, we have acquired 19 insurance groups. In 1998, we acquired Green Tree Financial Corporation, which comprises our finance operations. Our operating strategy is to grow our businesses by focusing our resources on developing and expanding profitable products and strong distribution channels, by actively managing assets to seek to achieve superior investment returns and by controlling expenses.

     Our principal executive offices are located at 11825 N. Pennsylvania Street, Carmel, Indiana 46032. Our telephone number is (317) 817-6100.

                               THE CONSECO TRUSTS

     Each of the Conseco Trusts is a statutory business trust formed under Delaware law. Each Conseco Trust exists for the exclusive purposes of:

     - issuing and selling the preferred securities and the common securities;

     - using the proceeds from the sale of the preferred securities and common securities to acquire our subordinated debt securities; and

     - engaging in only those other activities that are related to those purposes.

     All of the common securities will be directly or indirectly owned by Conseco. The common securities will rank equally, and payments will be made proportionally, with the preferred securities, except that, if an event of default under the declaration of trust of the Conseco Trust has occurred and is continuing, the rights of the holders of the common securities to payment of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the preferred securities. We will directly or indirectly acquire common securities in an amount equal to at least 3% of the total capital of each Conseco Trust.

     Unless otherwise specified in the applicable prospectus supplement, each Conseco Trust has a term of up to 55 years but may terminate earlier, as provided in the declaration of trust. Each Conseco Trust's business and affairs will be conducted by the trustees appointed by us as the direct or indirect holder of all of the common securities. We will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the trustees of each Conseco Trust. The declaration of trust will set forth the duties and obligations of the trustees. A majority of the trustees of each Conseco Trust will be employees or officers of or persons who are affiliated with Conseco, referred to as "regular trustees". One trustee of each Conseco Trust will be an institution, referred to as the "institutional trustee", that is not affiliated with Conseco and has a minimum amount of combined capital and surplus of not less than $50,000,000, which will act as property trustee and as indenture trustee for the purposes of compliance with the provisions of Trust Indenture Act of 1939, under the terms of the applicable prospectus supplement. In addition, unless the institutional trustee maintains a principal place of business in the State of Delaware and otherwise meets the requirements of applicable law, one trustee of each Conseco Trust will be an institution having a principal place of business in, or a natural person resident of, the State of Delaware, referred to as the "Delaware trustee". Conseco will pay all fees and expenses related to the Conseco Trust and the offering of the preferred securities and the common securities.

     Unless otherwise specified in the applicable prospectus supplement, the institutional trustee for each Conseco Trust will be Harris Trust and Savings Bank. Unless otherwise specified in the applicable prospectus supplement, the Delaware trustee for each Conseco Trust will be First Union Trust Company, National Association, and its address in the State of Delaware is One Rodney Square, 920 King Street, Wilmington, Delaware 19801. The principal place of business of each Conseco Trust is c/o Conseco, Inc., 11825 N. Pennsylvania Street, Carmel, Indiana 46032; telephone (317) 817-6100.

                                USE OF PROCEEDS

     Unless otherwise indicated in the accompanying prospectus supplement, we expect to use the net proceeds received by us from the sale of the securities offered by this prospectus for general corporate purposes. The proceeds from the sale of preferred securities by the Conseco Trusts will be invested in our subordinated debt securities. Except as may otherwise be described in the prospectus supplement relating to the preferred securities, we expect to use the net proceeds from the sale of subordinated debt securities to the Conseco Trusts for general corporate purposes. Any specific allocation of the proceeds to a particular purpose that has been made at the date of any prospectus supplement will be described in the prospectus supplement.

             RATIOS OF EARNINGS TO FIXED CHARGES, EARNINGS TO FIXED
                     CHARGES AND PREFERRED STOCK DIVIDENDS
            AND EARNINGS TO FIXED CHARGES, PREFERRED STOCK DIVIDENDS
               AND DISTRIBUTIONS ON COMPANY-OBLIGATED MANDATORILY
              REDEEMABLE PREFERRED SECURITIES OF SUBSIDIARY TRUSTS

     Our ratios of earnings to fixed charges, earnings to fixed charges and preferred stock dividends and earnings to fixed charges, preferred stock dividends and distributions on company-obligated mandatorily redeemable preferred securities of subsidiary trusts for each of the five years ended December 31, 1998 and for the six months ended June 30, 1998 and 1999 are set forth in the following table:

                                                                                  SIX MONTHS
                                              YEAR ENDED DECEMBER 31,           ENDED JUNE 30,
                                       --------------------------------------   ---------------
                                       1994    1995    1996     1997    1998     1998     1999
                                       -----   -----   -----   ------   -----   ------   ------
Ratio of earnings to fixed charges:
  As reported........................   5.80x   4.94x   4.85x    5.55x   3.30x    1.39x    5.16x
  Excluding interest expense on debt
     related to finance receivables
     and other investments(1)........   9.28x   7.36x   7.80x   13.00x   6.79x    2.05x   11.92x
Ratio of earnings to fixed charges,
  preferred stock dividends and
  distributions on company-obligated
  mandatorily redeemable preferred
  securities of subsidiary trusts:
     As reported.....................   4.48x   4.14x   3.74x    4.10x   2.47x    1.08x    3.73x
     Excluding interest expense on
       debt related to finance
       receivables and other
       investments(1)................   6.14x   5.61x   5.11x    6.72x   3.68x    1.15x    5.93x

---------------

(1) These ratios are included to assist the reader in analyzing the impact of interest expense on debt related to finance receivables and other investments (which is generally offset by interest earned on finance receivables and other investments financed by such debt). The ratios are not intended to, and do not, represent the following ratios prepared in accordance with generally accepted accounting principles: the ratio of earnings to fixed charges; or the ratio of earnings to fixed charges, preferred stock dividends and distributions on company-obligated mandatorily redeemable preferred securities of subsidiary trusts.

                         DESCRIPTION OF DEBT SECURITIES

     We may offer one or more series of debt securities that are either senior debt securities or subordinated debt securities. Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issued under the senior indenture or the subordinated indenture, in each case between us and the trustee identified in the indenture, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. Except for the subordination provisions of the subordinated indenture, which do not exist in the senior indenture, the provisions of the subordinated indenture are substantially identical in substance to the provisions of the senior indenture that bear the same section numbers.

     We have summarized below the material provisions of the indentures and the debt securities, or indicated which material provisions will be described in the applicable prospectus supplement. These descriptions are only summaries, and you should refer to the indentures which describe completely the terms and definitions summarized below and contain additional information regarding the debt securities. All article and section references in this prospectus are to articles and sections of the applicable indenture and whenever particular sections or defined terms of the indentures are referred to in this prospectus or in a prospectus supplement, the sections or defined terms are incorporated into this prospectus or the prospectus supplement by reference.

     The debt securities will be unsecured obligations of Conseco. The indentures do not limit the aggregate amount of debt securities that we may issue and do not limit the incurrence or issuance by us of other secured or unsecured debt. The debt securities issued under the senior indenture will be unsecured and will rank equally with all our other unsecured and unsubordinated obligations. The debt securities issued under the subordinated indenture will be subordinate and junior in right of payment, to the extent and in the manner set forth in the subordinated indenture, to all our senior indebtedness. See
"-- Subordination under the Subordinated Indenture."

     The applicable prospectus supplement will describe the specific terms of the series of debt securities being offered. The following terms may be included:

     - the title, designation and purchase price, of the debt securities;

     - whether the debt securities are senior debt securities or subordinated debt securities and whether the debt securities will be issued under the senior indenture, the subordinated indenture or another indenture described in the prospectus supplement;

     - any limit upon the aggregate principal amount of the debt securities;

     - the date or dates on which the principal of and premium, if any, on the debt securities will mature or the method of determining or resetting the date or dates;

     - the rate or rates, which may be fixed or variable, at which the debt securities will bear interest, if any, or the method of calculating or resetting the rate or rates;

     - the date or dates from which interest, if any, will accrue or the method by which the date or dates will be determined;

     - the date or dates on which interest, if any, will be payable and the record date or dates for payment of interest;

     - the place or places where principal of, premium, if any, and interest, if any, on the debt securities will be payable;

     - our right, if any, to defer payment of interest on debt securities and the maximum length of any permitted deferral period;

     - the period or periods within which, the price or prices at which, the currency or currencies, including currency unit or units, in which, and the terms and conditions upon which, the debt securities may be redeemed, in whole or in part, at our option;

     - our obligation, if any, to redeem or purchase the debt securities under any sinking fund or similar provisions or upon the happening of a specified event and the period or periods within which, the price or prices at which and the other terms and conditions upon which, the debt securities will be redeemed or purchased, in whole or in part, under these obligations;

     - the authorized denominations of the debt securities;

     - the currency or currency unit for which debt securities may be purchased or in which debt securities may be denominated and/or the currency or currencies, including currency unit or units, in which principal of, premium, if any, and interest, if any, on the debt securities will be payable and whether we or the holders of any debt securities may elect to receive payments in respect of the debt securities in a currency or currency unit other than that in which the debt securities are stated to be payable;

     - if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities which will be payable upon declaration of the acceleration of the maturity of the debt securities or the method by which that portion will be determined;

     - the person to whom any interest on any debt security will be payable if other than the person in whose name the debt security is registered on the applicable record date;

     - any addition to, or modification or deletion of, any event of default or any of our covenants specified in the indenture for the debt securities;

     - the application, if any, of defeasance or covenant defeasance provisions to the debt securities;

     - whether the debt securities are to be issued in whole or in part in the form of one or more temporary or permanent global securities and, if so, the identity of the depositary for the global security or securities;

     - any federal income tax considerations applicable to holders of the debt securities; and

     - any other special terms relating to the debt securities.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange. (Section 3.1.)

     Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in fully-registered form without coupons. Where debt securities of any series are issued in bearer form and are payable to the bearer of the security, the special restrictions and considerations, including special offering restrictions and special federal income tax considerations, applicable to the debt securities and to payment on and transfer and exchange of the debt securities will be described in the applicable prospectus supplement. Bearer debt securities will be transferable by delivery. (Section 3.5.)

     Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Federal income tax consequences and special considerations applicable to these debt securities, or to debt securities issued at par that are treated as having been issued at a discount, will be described in the applicable prospectus supplement.

     If the purchase price of any of the debt securities is payable in one or more foreign currencies or currency units or if any debt securities are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any debt securities is payable in one or more foreign currencies or currency units, or by reference to commodity prices, equity indices or other factors, the restrictions, elections, federal income tax considerations, specific terms and other information about the issue of debt securities and the foreign currency or currency units or commodity prices, equity indices or other factors will be set forth in the applicable prospectus supplement. In general, holders of these series of debt securities may receive a principal amount on any principal payment date, or a payment of premium, if any, on any premium interest payment date or a payment of interest on any interest payment date, that is greater than or less than the amount of principal, premium, if any, or interest otherwise payable on the payment dates, depending on the value on the payment dates of the applicable currency, commodity, equity index or other factor.

PAYMENT, REGISTRATION, TRANSFER AND EXCHANGE

     Unless otherwise provided in the applicable prospectus supplement, payments with respect to the debt securities will be made in the designated currency at the office or agency maintained for that purpose that we may designate from time to time, except that, at our option, interest payments, if any, on debt securities in registered form may be made (1) by checks mailed to the holders of debt securities entitled to receive these payments at their registered addresses or (2) by wire transfer to an account maintained by the person entitled to receive these payments as specified in the register maintained to record the holders of the debt securities and transfer of debt securities. (Sections 3.7(a) and 9.2.) Unless otherwise indicated in the applicable prospectus supplement, payment of any installment of interest on debt securities in registered form will be made to the person in whose name the debt security is registered at the close of business on the regular record date for payment of interest. (Section 3.7(a).)

     Payment with respect to debt securities in bearer form will be made in the currency and in the manner designated in the prospectus supplement, subject to any applicable laws and regulations, at paying agencies outside the United States that we may appoint from time to time. The paying agents outside the United States initially appointed by us for a series of debt securities will be named in the prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agents, except that, if debt securities of a series are issuable as registered securities, we will be required to maintain at least one paying agent in each place, a "place of payment", where payment of principal, premium, if any, and interest or other payments on the securities are payable and, if debt securities of a series are issuable as bearer securities, we will be required to maintain a paying agent in a place of payment outside the United States where debt securities of the series and any coupons may be presented and surrendered for payment. (Section 9.2.)

     Unless otherwise provided in the applicable prospectus supplement, debt securities in registered form will be transferable or exchangeable at the agency maintained for this purpose that we will designate from time to time. (Sections
3.5 and 9.2.) Debt securities may be transferred or exchanged without service charge, other than any tax or other governmental charge imposed in connection with the transfer or exchange. (Section 3.5.)

GLOBAL DEBT SECURITIES

     Unless otherwise specified in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with the depositary or with a nominee for the depositary identified in the applicable prospectus supplement. In this event, one or more global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding debt securities of the series to be represented by the global security or securities. (Section 3.3.) Except as described in the applicable prospectus supplement, unless and until it is exchanged in whole or in part for debt securities in definitive certificated form, a global security may not be registered for transfer or exchange except as a whole by:

     - the depositary for the global security to a nominee of the depositary;

     - a nominee of the depositary to the depositary or another nominee of the depositary; or

     - the depositary or any nominee to a successor depositary for the series or a nominee of the successor depositary. (Section 3.5.)

     The specific terms of the depositary arrangement for any portion of a series of debt securities to be represented by a global security will be described in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, we expect that the following provisions will apply to the depositary arrangements.

     Ownership of beneficial interests in a global security will be limited to persons that have accounts with the depositary or a nominee of the depositary, referred to as "participants", or persons that may hold interests through participants. Upon the issuance of any global security, and the deposit of the global security with or on behalf of the depositary for the global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global security to the accounts of participants. The accounts to be credited will be designated by the underwriters or agents engaging in the distribution of the debt securities or by us, if the debt securities are offered and sold directly by us. Ownership of beneficial interests by participants in the global security will be shown on, and the transfer of these beneficial interests will be effected only through, records maintained by the depositary for the global security or by its nominee. Ownership of beneficial interests in a global security by persons that hold through participants will be shown on, and the transfer of these beneficial interests within the participants will be effected only through, records maintained by the participants. The laws of some jurisdictions require that some purchasers of securities take physical delivery of securities in certificated form. The limitations described above and these laws may impair the ability to transfer beneficial interests in the global security.

     So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Unless otherwise specified in the applicable prospectus supplement and except as specified below, owners of beneficial interests in the global security will not be entitled to have debt securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of that series in certificated form and will not be considered the holders of the debt securities for any purposes under the relevant indenture. (Section 3.8.) Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of the depositary and, if the person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder under the relevant indenture. The depositary may grant proxies and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action which a holder is entitled to give or take under the relevant indenture. We understand that, under existing industry practices, if we request any action of holders or if any owner of a beneficial interest in a global security desires to give any notice or take any action which a holder is entitled to give or take under the relevant indenture, the depositary would authorize the participants to give the notice or take the action, and the participants would authorize beneficial owners owning through the participants to give the notice or take the action or would otherwise act upon the instructions of beneficial owners owning through them.

     Unless otherwise specified in the applicable prospectus supplement, payments of principal, premium, if any, and interest, if any, on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee, as the case may be, as the registered owner of the global security. We expect that the depositary for any debt securities represented by a global security, upon receipt of any payment of principal, premium or interest, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in a global security held through the participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names," and will be the responsibility of the participants. Neither we nor the trustees nor any agent of ours or the trustees will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests of a global security, or for maintaining, supervising or reviewing any records relating to the beneficial interests. (Section 3.8.)

     Unless otherwise specified in the applicable prospectus supplement, if the depositary for any debt securities represented by a global security is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and a duly registered successor depositary is not appointed by us within 90 days, we will issue these debt securities in definitive certificated form in exchange for the global security. In addition, we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by one or more global securities and, in that event, will issue debt securities of the series in definitive certificated form in exchange for the global security or securities representing the debt securities. (Section 3.5.)

     The debt securities of a series may also be issued in whole or in part in the form of one or more global securities issued as a bearer security that will be deposited with a depositary, or with a nominee for the depositary, identified in the applicable prospectus supplement. Bearer global securities may be issued in temporary or permanent form. (Section 3.4.) The specific terms and procedures, including the specific terms of the depositary arrangement, for any portion of a series of debt securities to be represented by one or more bearer global securities will be described in the applicable prospectus supplement.

CONSOLIDATION, MERGER OR SALE BY CONSECO

     Unless otherwise specified in the applicable prospectus supplement, we may not consolidate with or merge into any other corporation or sell our assets substantially as an entirety, unless:

     - the corporation formed by the consolidation or into which we are merged or the corporation which acquires our assets is organized in the United States;

     - the corporation formed by the consolidation or into which we are merged or which acquires our assets substantially as an entirety expressly assumes all of our obligations under each indenture;

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

     - immediately after giving effect to the transaction, no default or event of default under the applicable indenture has happened and is continuing, and

     - if, as a result of the transaction, our properties or assets would become subject to an encumbrance which would not be permitted by the terms of any series of debt securities, we or the successor corporation, as the case may be, take the steps that are necessary to secure the debt securities equally and ratably with all indebtedness secured by that encumbrance.

     Upon the consolidation, merger or sale, the successor corporation formed by the consolidation, or into which we are merged or to which the sale is made, will succeed to, and be substituted for us under each indenture. (Section 7.1.)

EVENTS OF DEFAULT, NOTICE AND RIGHTS ON DEFAULT

     Each indenture provides that, if an event of default occurs relating to the debt securities of any series and is continuing, the trustee for the series or the holders of 25% in aggregate principal amount of all of the outstanding debt securities of that series, by written notice to us and to the trustee for the series, if notice is given by the holders of debt securities, may declare the principal of or, if the debt securities of that series provide for an amount that is more or less than the principal amount of the debt securities to be due and payable upon a declaration of maturity of the debt securities upon an event of default, that portion of the principal amount specified in the prospectus supplement, and accrued interest on all the debt securities of that series to be due and payable; provided, for any debt securities issued under the subordinated indenture, that the payment of principal and interest on the debt securities will remain subordinated to the extent provided in the subordinated indenture. (Section 5.2.)

     Unless otherwise specified in the applicable prospectus supplement, events of default for debt securities of any series are defined in each indenture as being:

     - default for 30 days in payment of any interest on any debt security of that series or any coupon pertaining to the debt security or any additional amount payable on debt securities of that series as specified in the applicable prospectus supplement when due;

     - default in payment of principal, or premium, if any, at maturity or on redemption or otherwise, or in the making of a mandatory sinking fund payment on any debt securities of that series when due;

     - default for 60 days after notice to us by the trustee for that series, or by the holders of 25% in aggregate principal amount of the debt securities of that series then outstanding, in the performance of any other agreement in the debt securities of that series, in the indenture or in any supplemental indenture or board resolution referred to in the indenture under which the debt securities of that series may have been issued;

     - default resulting in acceleration of any of our other indebtedness for borrowed money where the aggregate principal amount so accelerated exceeds $25 million and the acceleration is not rescinded or annulled within 30 days after the written notice of the default to us by the trustee or to us and the trustee by the holders of 25% in aggregate principal amount of the debt securities of that series then outstanding, provided that the event of default will be remedied, cured or waived if the default that resulted in the acceleration of the other indebtedness is remedied, cured or waived; and

     - our bankruptcy, insolvency or reorganization. (Section 5.1.)

     The definition of event of default in each indenture specifically excludes a default under a secured debt under which the obligee has recourse, exclusive of recourse for ancillary matters including environmental indemnities, misapplication of funds and costs of enforcement, only to the collateral pledged for repayment and where the fair market value of the collateral is 2% or less of our total assets appearing on our most recently prepared consolidated balance sheet as at the end of one of our fiscal quarters, prepared in accordance with generally accepted accounting principles, at the time of the default.

     Events of default for a specified series of debt securities may be added to the indenture and, if so added, will be described in the applicable prospectus supplement. (Sections 3.1 and 5.1(7).) Each indenture provides that the trustee will, within 90 days after the occurrence of a default for the debt securities of any series, give to the holders of the debt securities of that series notice of all defaults known to it unless the default has been cured or waived; provided that except in the case of a default in payment on the debt securities of that series, the trustee may withhold the notice if and so long as a committee of its officers determines that withholding the notice is in the interests of the holders of the debt securities of that series. (Section 6.6.) Each indenture provides that the holders of a majority in aggregate principal amount of the debt securities of each series affected, with each series voting as a class, may, subject to limited conditions, direct the time, method and place of conducting any proceeding for any remedy available to the trustee for the series, or exercising any trust or power conferred on the trustee. (Section 5.8.) Each indenture includes a covenant that we will file annually with the trustee a certificate as to our compliance with all conditions and covenants of the indenture. (Section 9.5.) The holders of a majority in aggregate principal amount of any series of debt securities by notice to the trustee for the series may waive, on behalf of the holders of all debt securities of the series, any past default or event of default for that series and its consequences except a default or event of default in the payment of the principal of, premium, if any, or interest, if any, on any debt security, and except for an event of default resulting from the breach of a covenant or provision of either indenture which, under the applicable indenture, cannot be amended or modified without the consent of the holders of each outstanding debt security of the series affected. (Section 5.7.)

OPTION TO DEFER INTEREST PAYMENTS

     If provided in the applicable prospectus supplement, we will have the right at any time and from time to time during the term of the series of debt securities to defer the payment of interest for the number of consecutive interest payment periods specified in the applicable prospectus supplement, subject to the terms, conditions and covenants, if any, specified in the prospectus supplement, provided that the deferral period may not extend beyond the stated maturity of the debt securities. Material United States federal income tax consequences and special considerations applicable to these debt securities will be described in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, at the end of the deferral period, we will pay all interest then accrued and unpaid together with interest on accrued and unpaid interest compounded semiannually at the rate specified for the debt securities to the extent permitted by applicable law; provided, that during the deferral period we may not:

     - declare or pay dividends on, make distributions regarding, or redeem, purchase, acquire or make a liquidation payment regarding, any of our capital stock, other than:

         (1) purchases or acquisitions of our capital stock in connection with the satisfaction of our obligations under any employee or agent benefit plans or the satisfaction of our obligations under any contract or security outstanding on the date of the event requiring us to purchase capital stock,

         (2) as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock,

         (3) the purchase of fractional interests in shares of our capital stock in connection with the conversion or exchange provisions of that capital stock or the security being converted or exchanged,

         (4) dividends or distributions in our capital stock, or rights to acquire capital stock, or repurchases or redemptions of capital stock solely from the issuance or exchange of capital stock, or

         (5) redemptions or repurchases of any rights outstanding under a shareholder rights plan,

     - make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by us that rank junior to the debt securities, and

     - make any guarantee payments regarding the foregoing, other than payments under our guarantee of the preferred securities or the common securities.

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

     Prior to the termination of any deferral period, we may further defer payments of interest by extending the interest payment period; provided, however, that, the deferral period, including all previous and further extensions, may not extend beyond the maturity of the debt securities.

     Upon the termination of any deferral period and the payment of all amounts then due, we may commence a new deferral period, subject to the terms set forth in this section. No interest during a deferral period, except at the end of the deferral period, will be due and payable, but we may prepay at any time all or any portion of the interest accrued during a deferral period. We have no present intention of exercising our right to defer payments of interest by extending the interest payment period on the debt securities. If the institutional trustee is the sole holder of the debt securities, we will give the regular trustees and the institutional trustee notice of our selection of a deferral period one business day before the earlier of (1) the date distributions on the preferred securities are payable or (2) the date the regular trustees are required to give notice to the New York Stock Exchange, or other applicable self-regulatory organization, or to holders of the preferred securities of the record or payment date of the distribution. The regular trustees will give notice of our selection of the deferral period to the holders of the preferred securities. If the institutional trustee is not the sole holder of the debt securities, we will give the holders of the debt securities notice of our selection of a deferral period ten business days before the earlier of (1) the interest payment date or
(2) the date upon which we are required to give notice to the New York Stock Exchange, or other applicable self-regulatory organization, or to holders of the debt securities of the record or payment date of the related interest payment.

MODIFICATION OF THE INDENTURES

     Unless otherwise specified in the applicable prospectus supplement, each indenture contains provisions permitting us and the trustee to enter into one or more supplemental indentures without the consent of the holders of any of the debt securities in order to:

     - evidence the succession of another corporation to Conseco and the assumption of our covenants by the successor;

     - add to our covenants or surrender any of our rights or powers;

     - add additional events of default for any series of debt securities;

     - add or change any provisions to the extent necessary to permit or facilitate the issuance of bearer securities;

     - change or eliminate any provision affecting only debt securities not yet issued;

     - provide for security for the debt securities;

     - to establish the form or terms of debt securities;

     - evidence and provide for successor trustees;

     - if allowed without penalty under applicable laws and regulations, permit payment in respect of bearer securities in the United States;

     - correct any defect or supplement any inconsistent provisions or to make any other provisions concerning matters or questions arising under the indenture, provided that the action does not adversely affect the interests of any holder of debt securities of any series; or

     - cure any ambiguity or correct any mistake.

The subordinated indenture also permits us and the trustee to enter into supplemental indentures to modify the subordination provisions contained in the subordinated indenture except in a manner adverse to any outstanding debt securities. (Section 8.1.)

     Unless otherwise specified in the applicable prospectus supplement, each indenture also contains provisions permitting us and the trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities affected by a supplemental indenture, with the debt securities of
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

each series voting as a class, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the indenture or any supplemental indenture or modifying the rights of the holders of debt securities of that series, except that, without the consent of the holder of each debt security so affected, no supplemental indenture may:

     - change the time for payment of principal or premium, if any, or interest on any debt security;

     - reduce the principal of, or any installment of principal of, or premium, if any, or interest on any debt security, or change the manner in which they are determined;

     - reduce the amount of premium, if any, payable upon the redemption of any debt security;

     - reduce the amount of principal payable upon acceleration of the maturity of any debt security providing for an amount more or less than the principal amount of the debt security to be due and payable upon a declaration of maturity upon an event of default;

     - change the currency or currency unit in which any debt security or any premium or interest on the debt security is payable;

     - impair the right to institute suit for the enforcement of any payment on or regarding any debt security;

     - reduce the percentage in principal amount of the outstanding debt securities affected by the supplemental indenture the consent of whose holders is required for amendment of the indenture or for waiver of compliance with provisions of the indenture or for waiver of defaults;

     - change our obligation to maintain an office or agency in the places and for the purposes specified in the indenture;

     - modify the provisions relating to the subordination of outstanding debt securities of any series in a manner adverse to the holders of the debt securities; or

     - modify the provisions relating to waiver of defaults or any of the provisions set forth above. (Section 8.2.)

SUBORDINATION UNDER THE SUBORDINATED INDENTURE

     The subordinated indenture provides that any subordinated debt securities issued under the subordinated indenture are subordinate and junior in right of payment to the extent provided in the subordinated indenture (Section 12.1 of the subordinated indenture.) to our senior indebtedness, which is defined as:

     - all of our indebtedness, whether outstanding on the date of the subordinated indenture or created after that date, incurred or assumed, which is for money borrowed, or evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities;

     - any indebtedness of others of the kinds described in the preceding bulletpoint for the payment of which we are is responsible or liable as guarantor or otherwise; and

     - amendments, renewals, extensions and refundings of any of that indebtedness, unless in any instrument or instruments evidencing or securing that indebtedness or under which the indebtedness is outstanding.

     Senior indebtedness will continue to be senior indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the senior indebtedness or extension or renewal of the senior indebtedness. Senior indebtedness does not include:

     - any of our indebtedness to any of our subsidiaries;

     - indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business; and

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

     - any indebtedness which by its terms ranks equally with or subordinate to the subordinated debt securities. (Section 12.2 of the subordinated indenture.)

     If (1) we default in the payment of any principal, or premium, if any, or interest on any senior indebtedness when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or declaration or otherwise or (2) an event of default occurs for any senior indebtedness permitting the holders of the senior indebtedness to accelerate the maturity of the senior indebtedness and written notice of the event of default, requesting that payments on subordinated debt securities cease, is given to us by the holders of senior indebtedness, then unless and until the default in payment or event of default is cured or waived or ceases to exist, no direct or indirect payment, in cash, property or securities, by set-off or otherwise, will be made or agreed to be made on account of the subordinated debt securities or interest on the subordinated debt securities or with respect to any repayment, redemption, retirement, purchase or other acquisition of subordinated debt securities. (Section 12.4 of the subordinated indenture.)

     In the event of:

     - any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to us, our creditors or our property,

     - any proceeding for the liquidation, dissolution or other winding-up of Conseco, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings,

     - any assignment by us for the benefit of our creditors, or

     - any other marshaling of our assets,

then all senior indebtedness including, without limitation, interest accruing after the commencement of the proceeding, assignment or marshaling of assets, must first be paid in full before any payment or distribution, whether in cash, securities or other property, is made by us on account of subordinated debt securities. In that event, except as described in this paragraph, any payment or distribution, which, but for the subordination provisions, would be payable or deliverable with respect to subordinated debt securities, will be paid or delivered directly to the holders of senior indebtedness, or to their representative or trustee, in accordance with the priorities then existing among the holders until all senior indebtedness has been paid in full. (Section 12.3 of the subordinated indenture.) The payments or distributions described in the previous sentence include those which may be payable or deliverable because of the payment of any other indebtedness of ours being subordinated to the payment of subordinated debt securities. The payments or distributions described in the first sentence of this paragraph do not include payments or distributions of our securities or the securities of any other corporation provided for by a plan of reorganization or readjustment, the payment of which is subordinate, at least to the extent provided in the subordination provisions of the subordinated indenture for the indebtedness evidenced by subordinated debt securities, to the payment of all senior indebtedness at the time outstanding and to any securities issued with respect to the senior indebtedness under the plan of reorganization or readjustment. No present or future holder of any senior indebtedness will be prejudiced in the right to enforce subordination of the indebtedness evidenced by subordinated debt securities by any act or failure to act on our part. (Section 12.9 of the subordinated indenture.)

     Senior indebtedness will be deemed to have been paid in full if the holders of senior indebtedness will have received cash, securities or other property equal to the amount of the senior indebtedness then outstanding. Upon the payment in full of all senior indebtedness, the holders of subordinated debt securities will be subrogated to all the rights of any holders of senior indebtedness to receive any further payments or distributions applicable to the senior indebtedness until all subordinated debt securities are paid in full. The payments or distributions received by any holder of subordinated debt securities, by reason of the subrogation, of cash, securities or other property which otherwise would be paid or distributed to the holders of senior indebtedness, will, as between us and our creditors other than the holders of senior indebtedness, on the one hand, and the holders of subordinated debt securities, on the other, be deemed to be a payment by us on account of senior indebtedness, and not on account of subordinated debt securities. (Section 12.7 of the subordinated indenture.)
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

     The subordinated indenture provides that the subordination provisions described in this section, to the extent as they relate to any particular issue of subordinated debt securities, may be changed before the issuance of the subordinated debt securities. Any change of this nature would be described in the applicable prospectus supplement relating to the subordinated debt securities.

DEFEASANCE AND COVENANT DEFEASANCE

     If indicated in the applicable prospectus supplement, we may elect either to defease and be discharged from any and all obligations with respect to the debt securities of or within any series, referred to as "defeasance", or to be released from our obligations with respect to selected covenants applicable to the debt securities of or within any series, referred to as "covenant defeasance", upon the deposit with the appropriate trustee, in trust for that purpose, of money and/or U.S. government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of and any premium or interest on the debt securities to maturity or redemption, as the case may be, and any mandatory sinking fund or similar payments on the debt securities. As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. The opinion of counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant indenture. (Article 4.) If indicated in the applicable prospectus supplement, in addition to obligations of the United States or an agency or instrumentality of the United States, government obligations may include obligations of the government or an agency or instrumentality of the government issuing the currency or currency unit in which debt securities of the series are payable. (Section 3.1.)

     In addition, in order for covenants contained in the subordinated indenture to be discharged no event or condition may exist that, under provisions described in "-- Subordination under the Subordinated Indenture" above, would prevent us from making payments of principal of, and premium, if any, and interest on subordinated debt securities at the date of the required irrevocable deposit. (Section 4.6(j) of the subordinated indenture.)

     We may exercise our defeasance option for the debt securities in spite of our earlier exercise of our covenant defeasance option. If we exercise our defeasance option, payment of the debt securities may not be accelerated because of a default or an event of default. (Section 4.4.) If we exercise our covenant defeasance option, payment of the debt securities may not be accelerated by reason of a default or an event of default under the covenants to which the covenant defeasance is applicable. However, if the acceleration occurs by reason of another event of default, the realizable value at the acceleration date of the money and government obligations in the defeasance trust could be less than the principal and interest then due on the debt securities, because the required deposit in the defeasance trust is based upon scheduled cash flow rather than market value, which will vary depending upon interest rates and other factors.

THE TRUSTEES

     Unless otherwise specified in the applicable prospectus supplement, Bank of New York will be the trustee under the senior indenture, and Harris Trust and Savings Bank will be the trustee under the subordinated indenture. We may also maintain banking and other commercial relationships with each of the trustees and their affiliates in the ordinary course of business.

                          DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock was 1,020,000,000 shares as of September 27, 1999, consisting of:

     - 20,000,000 shares of preferred stock, of which none were outstanding; and

     - 1,000,000,000 shares of common stock, of which 327,116,139 shares were outstanding.

     In general, our authorized preferred stock is afforded preferences regarding dividends and liquidation rights over our common stock. Our board of directors is empowered, without approval of our shareholders, to cause the preferred stock to be issued in one or more series, with the numbers of shares of each series and the rights, preferences and limitations of each series to be determined by the board, including the dividend rights, conversion rights, redemption rights and liquidation preferences, if any, of any wholly unissued series of preferred stock, or of the entire class of preferred stock if none of the shares have been issued, the number of shares constituting each series and the terms and conditions of the issue of each series. The following is a summary of the terms of our preferred stock and common stock and provisions of our articles of incorporation, bylaws and statutes that affect our preferred stock and common stock and is subject to the actual provisions of the articles of incorporation, bylaws and these statutes.

PREFERRED STOCK

     The applicable prospectus supplement will describe the following terms of any preferred stock offered pursuant to this prospectus, to the extent applicable to the preferred stock:

     - the specific designation, number of shares, seniority and purchase price;

     - any liquidation preference per share;

     - any date of maturity;

     - any redemption, repayment or sinking fund provisions;

     - any dividend rate or rates and the dates on which any dividends will be payable, or the method by which the rates or dates will be determined;

     - any voting rights;

     - if other than the currency of the United States, the currency or currencies, including composite currencies, in which the preferred stock is denominated and/or in which payments will or may be payable;

     - the method by which amounts with respect to the preferred stock may be calculated and any commodities, currencies or indices, or value, rate or price, relevant to the calculation;

     - whether the preferred stock is convertible or exchangeable and, if so, the securities or rights into which the preferred stock is convertible or exchangeable, which may include other preferred stock, debt securities, common stock or other securities or rights of Conseco, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices, or a combination any of these, and the terms and conditions upon which the conversions or exchanges will be effected, including the initial conversion or exchange prices or rates, the conversion or exchange period and any other related provisions;

     - the place or places where dividends and other payments on the preferred stock will be payable; and

     - any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions.

     As described under "Description of Depositary Shares", we may, at our option, elect to offer depositary shares evidenced by depositary receipts, each representing an interest, to be specified in the applicable prospectus supplement for the particular series of the preferred stock, in a share of the particular series of the preferred stock issued and deposited with a preferred stock depositary. All shares of preferred stock offered by this prospectus, or issuable upon conversion, exchange or exercise of securities, will, when issued, be fully paid and non-assessable.

COMMON STOCK

     The prospectus supplement relating to an offering of common stock will describe relevant terms, including the number of shares offered, the initial offering price, market price and dividend information.

     Dividends. Holders of common stock are entitled to receive dividends and other distributions in cash, stock or property, when, as and if declared by the board of directors out of our assets or funds legally available for payment of dividends or other distributions and will share equally on a per share basis in all dividends and other distributions, subject to the rights of holders of preferred stock.

     Voting Rights. At every meeting of shareholders, every holder of common stock is entitled to one vote per share. Subject to any voting rights which may be granted to holders of preferred stock, any action submitted to shareholders is approved if the number of votes cast in favor of the action exceeds the number of votes against, except where other provision is made by law and subject to applicable quorum requirements.

     Liquidation Rights. If there is any liquidation, dissolution or winding-up of Conseco, whether voluntary or involuntary, the holders of common stock are entitled to share equally in the assets available for distribution after payment of all liabilities and provision for the liquidation preference of any shares of preferred stock then outstanding.

     The holders of common stock have no preemptive rights, cumulative voting rights, subscription rights, or conversion rights and the common stock may not be redeemed. The transfer agent and registrar for the common stock is First Union National Bank. The common stock is traded on the New York Stock Exchange under the symbol "CNC". All shares of common stock offered by this prospectus, or issuable upon conversion, exchange or exercise of securities, will, when issued, be fully paid and non-assessable.

PROVISIONS OF OUR ARTICLES OF INCORPORATION AND BY-LAWS

     Some provisions of our articles of incorporation and bylaws may make it more difficult to effect a change in control if our board of directors determines that the change in control would not be in the best interests of our shareholders. It could be argued, contrary to the belief of our board of directors, that these provisions are not in the best interests of the shareholders to the extent that they will have the effect of tending to discourage possible takeover bids, which might be at prices that are higher than the recent market prices for our common stock. The most important of those provisions are described below.

     Our articles of incorporation authorize the establishment in the bylaws of a classified board of directors. The bylaws, in turn, provide that the directors serve staggered three-year terms, with the members of only one class being elected in any year.

     A classified board of directors may increase the difficulty of removing incumbent directors, providing the directors with enhanced ability to retain their positions. A classified board of directors may also make it more difficult for a third party to acquire control of Conseco by means of a proxy contest. In addition, the classification may make it more difficult to replace a majority of directors for business reasons unrelated to a change in control.

     Our articles of incorporation provide that holders of our voting stock will not be entitled to vote on some business transactions, defined to include, among other things, some mergers, consolidations, sales, leases, transfers or other dispositions of a substantial part of our assets, with related persons, including persons

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

beneficially owning more than 10% of our outstanding voting stock, nor may the business combination transactions be effected, unless:

     - the relevant business combination has been approved by two-thirds of the continuing directors; or

     - the aggregate amount of the cash and the fair value of any consideration other than cash to be received by any holder of our common stock or preferred stock in the business combination for each share of common stock or preferred stock will be at least equal to the highest per share price paid by the related person to acquire any shares of common stock or preferred stock, as the case may be, beneficially owned by the related person.

     As discussed above, our preferred stock may be issued from time to time in one or more series with the rights, preferences, limitations and restrictions that may be determined by the board of directors. The issuance of preferred stock could be used, under some circumstances, as a method of delaying or preventing a change of control of Conseco and could have a detrimental effect on the rights of holders of common stock, including loss of voting control.

     The provisions of our articles of incorporation regarding the classified board of directors and business combination transactions may be amended only with the affirmative approval of holders of at least 80% of our outstanding voting stock.

     Our bylaws may be amended by majority vote of the board of directors.

PROVISIONS OF CORPORATE AND INSURANCE LAWS

     In addition to our articles of incorporation and bylaws, some provisions of Indiana law may delay, deter or prevent a merger, tender offer or other takeover attempt of Conseco.

     Under the Indiana Business Corporation Law, a director may, in considering the best interests of a corporation, consider the effects of any action on shareholders, employees, suppliers and customers of the corporation, on communities in which offices or other facilities of the corporation are located, and any other factors the director considers pertinent.

     The Indiana Business Corporation Law provides that no business combination, defined to include some mergers, sales of assets, sales of 5% or more of outstanding stock, loans, recapitalizations or liquidations or dissolutions, involving a corporation and an interested shareholder, defined to include any holder of 10% or more of the corporation's voting stock, may be entered into unless it has been approved by the board of directors of the corporation or:

     - five years have expired since the acquisition of shares of the corporation by the interested shareholder;

     - all requirements of the corporation's articles of incorporation relating to business combinations have been satisfied; and

     - either (1) a majority of shareholders of the corporation, excluding the interested shareholder, approve the business combination or (2) all shareholders are paid fair value for their stock, as defined in the statute.

However, this law does not restrict any offer to purchase all of a corporation's shares.

     The Indiana Business Corporation Law also provides that when a target corporation, incorporated in Indiana and having its principal place of business, principal office or substantial assets in Indiana, like Conseco, has a specified threshold of ownership by Indiana residents, any acquisition which, together with its previous holdings, gives the acquiror at least 20% of the target's voting stock triggers a shareholder approval mechanism. If the acquiror files a statutorily required disclosure statement, the target's management has 50 days within which to hold a special meeting of shareholders at which all disinterested shareholders of the target not affiliated with the acquiror or any officer or inside director of the target consider and vote upon whether the acquiror will have voting rights for the shares of the target held by it. Without shareholder

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

approval, the shares acquired by the acquiror have no voting rights. If the acquiror fails to file the statutorily required disclosure statement, the target can redeem the acquiror's shares at a price to be determined according to procedures devised by the target. These provisions of the Indiana Business Corporation Law apply to Indiana corporations, unless the corporation has elected otherwise, which we have not done, in its articles of incorporation or bylaws.

     In addition, the insurance laws and regulations of the jurisdictions in which we or our insurance subsidiaries do business may impede or delay a business combination involving us. State insurance holding company laws and regulations applicable to us generally provide that no person may acquire control of a company, and thus indirect control of its insurance subsidiaries, unless the person has provided required information to, and the acquisition is approved or not disapproved by, the appropriate insurance regulatory authorities. Generally, any person acquiring beneficial ownership of 10% or more of the common stock would be presumed to have acquired control, unless the appropriate insurance regulatory authorities upon advance application determine otherwise.

                        DESCRIPTION OF DEPOSITARY SHARES

     The following sections summarize the material terms of a deposit agreement which we may, at our option, elect to enter into, and of depositary shares and depositary receipts which would be described in the deposit agreement, and are qualified by, and are subject to, the form of deposit agreement, if any, and form of depositary receipts, if any, relating to each series of the preferred stock, as well as the articles of incorporation or any required amendment to the articles of incorporation describing the applicable series of preferred stock.

     We may, at our option, elect to have shares of preferred stock be represented by depositary shares. The shares of any series of the preferred stock underlying the depositary shares will be deposited under a separate deposit agreement to be entered into by us and a bank or trust company selected by us as a preferred stock depositary. The prospectus supplement relating to a series of depositary shares will set forth the name and address of the preferred stock depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, proportionately, to all the rights, preferences and privileges of the preferred stock represented by the depositary share, including dividend, voting, redemption, conversion, exchange and liquidation rights.

     The depositary shares will be evidenced by depositary receipts issued in accordance with the deposit agreement, each of which will represent the fractional interest in the number of shares of a particular series of the preferred stock described in the applicable prospectus supplement.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The preferred stock depositary will distribute all cash dividends or other cash distributions with respect to the series of preferred stock represented by the depositary shares to the record holders of depositary receipts in proportion, to the extent possible, to the number of depositary shares owned by the holders. The depositary, however, will distribute only the amount that can be distributed without attributing to any depositary share a fraction of one cent, and any undistributed balance will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary receipts then outstanding.

     If a distribution of property other than cash on the preferred stock occurs, the preferred stock depositary will distribute the property to the record holders of depositary receipts in proportion, to the extent possible, to the number of depositary shares owned by the holders, unless the preferred stock depositary determines, after consultation with us, that it is not feasible to make the distribution, in which case the preferred stock depositary may, with our approval, adopt a method it deems equitable and practicable for the purpose of effecting the distribution, including a public or private sale of the property, and distribution of the net proceeds from the sale to the holders.

     The amount distributed to record holders of depositary receipts in any of the cases described in this section will be reduced by any amount that we or the preferred stock depositary are required to withhold on account of taxes.
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

CONVERSION AND EXCHANGE

     If any series of preferred stock underlying the depositary shares is subject to provisions relating to its conversion or exchange, as set forth in the applicable prospectus supplement relating to that series, each record holder of depositary receipts will have the right or obligation to convert or exchange the depositary shares represented by the depositary receipts under their terms.

REDEMPTION OF DEPOSITARY SHARES

     If any series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of the preferred stock held by the preferred stock depositary. Whenever we redeem preferred stock from the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of preferred stock that were redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or on a proportionate basis as we may determine.

     After the date fixed for redemption, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price upon redemption. Any funds that we deposit with the preferred stock depositary relating to depositary shares which are not redeemed by the holders of the depositary shares will be returned to us after a period of two years from the date the funds are deposited by us.

VOTING

     Upon receipt of notice of any meeting at which the holders of any shares of preferred stock underlying the depositary shares are entitled to vote, the preferred stock depositary will mail the information contained in the notice to the record holders of the depositary receipts. Each record holder of the depositary receipts on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock underlying the holder's depositary shares. The preferred stock depositary will endeavor, to the extent practicable, to vote the number of shares of preferred stock underlying the depositary shares in accordance with the holder's instructions, and we will take all reasonable action that is deemed necessary by the preferred stock depositary to enable the preferred stock depositary to do so. Unless the preferred stock depositary receives specific written instructions from holders of depositary receipts, it will abstain from voting any of the preferred stock.

RECORD DATE

     Subject to the provisions of the deposit agreement, the preferred stock depositary will fix a record date, which will be the same as the record date for the preferred stock, for the determination of the holders of depositary receipts that are entitled to receive a distribution, exercise voting rights or receive a notice whenever:

     - any cash dividend or other cash distribution becomes payable;

     - any distribution other than cash is to be made;

     - any rights, preferences or privileges will be offered relating to the preferred stock;

     - the preferred stock depositary receives notice of any meeting at which holders of preferred stock are entitled to vote or of which holders of preferred stock are entitled to notice; or

     - the preferred stock depositary receives notice of the mandatory conversion of, or any election on our part to call for redemption, any preferred stock.

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

WITHDRAWAL OF PREFERRED STOCK

     Upon surrender of depositary receipts at the principal office of the preferred stock depositary, upon payment of any unpaid amount due the preferred stock depositary, and subject to the terms of the deposit agreement, the owner of the depositary shares evidenced by the depositary receipts is entitled to delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by the depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock that are withdrawn will not be entitled to deposit the shares that have been withdrawn under the deposit agreement or to receive depositary receipts.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The deposit agreement will provide that the form of depositary receipt and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred stock depositary. However, any amendment which imposes or increases any fees, taxes or other charges payable by the holders of depositary receipts, other than taxes and other governmental charges, fees and other expenses payable by the holders as stated under "Charges of Preferred Stock Depositary", or which otherwise prejudices any substantial existing right of holders of depositary receipts, will not take effect as to outstanding depositary receipts until the expiration of 90 days after notice of the amendment has been mailed to the record holders of outstanding depositary receipts.

     Whenever directed by us to do so, the preferred stock depositary will terminate the deposit agreement by mailing notice of the termination to the record holders of all depositary receipts then outstanding at least 30 days before the date fixed in the notice for the termination. The preferred stock depositary may likewise terminate the deposit agreement if at any time 45 days have expired after the preferred stock depositary has delivered to us a written notice of its election to resign and a successor depositary has not been appointed and accepted its appointment. If any depositary receipts remain outstanding after the date of termination, the preferred stock depositary will discontinue the transfer of depositary receipts, will suspend the distribution of dividends to the holders of depositary receipts, and will not give any further notices, other than notice of the termination, or perform any further acts under the deposit agreement except as provided below and except that the preferred stock depositary will continue to collect dividends and any other distributions on the preferred stock and deliver the preferred stock together with the dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property, without liability for any interest, in exchange for surrendered depositary receipts. At any time after the expiration of two years from the date of termination, the preferred stock depositary may sell the preferred stock then held by it at public or private sales, at any place or places and upon terms as it deems proper, and may hold the net proceeds of any sale, together with any money and other property then held by it, without liability for any interest, for the benefit, on a proportionate basis, of the holders of depositary receipts which have not been surrendered.

CHARGES OF PREFERRED STOCK DEPOSITARY

     We will pay all charges of the preferred stock depositary including charges in connection with:

     - the initial deposit of the preferred stock,

     - the initial issuance of the depositary receipts,

     - the distribution of information to the holders of depositary receipts regarding matters on which holders of preferred stock are entitled to vote,

     - withdrawals of the preferred stock by the holders of depositary receipts, or

     - redemption or conversion of the preferred stock,

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

except for taxes, including transfer taxes, if any, and other governmental charges and the other charges that are expressly provided in the deposit agreement to be at the expense of holders of depositary receipts or persons depositing preferred stock.

DUTIES OF PREFERRED STOCK DEPOSITARY

     The preferred stock depositary will make available for inspection by holders of depositary receipts, at its corporate office and its office in New York City, all reports and communications from us which are delivered to the preferred stock depositary as the holder of preferred stock. Neither the preferred stock depositary nor we will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. The obligations of the preferred stock depositary under the deposit agreement are limited to performing its duties without negligence or bad faith. Our obligations under the deposit agreement are limited to performing our duties in good faith. Neither we nor the preferred stock depositary is obligated to prosecute or defend any legal proceeding with respect to any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the preferred stock depositary are entitled to rely upon advice of or information from counsel, accountants or other persons believed to be competent and on documents believed to be genuine.

     The preferred stock depositary may resign at any time or be removed by us, effective upon the acceptance by its successor of its appointment; provided, that if a successor preferred stock depositary has not been appointed or accepted the appointment within 45 days after the preferred stock depositary has delivered a notice of election to resign to us, the preferred stock depositary may terminate the deposit agreement.

                            DESCRIPTION OF WARRANTS

     We may issue warrants to purchase debt securities, preferred stock, common stock or any combination of any of them, and these warrants may be issued independently or together with any debt securities, preferred stock or common stock and may be attached to or separate from these securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent in connection with the warrants of each series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants. Further terms of the warrants and the applicable warrant agreement will be included in the applicable prospectus supplement.

     The applicable prospectus supplement will describe the terms of any warrants for which this prospectus is being delivered, including the following:

     - the title of the warrants;

     - the aggregate number of warrants;

     - the price or prices at which the warrants will be issued;

     - the currency or currencies, including composite currencies, in which the price of the warrants may be payable;

     - the designation and terms of the securities, other than preferred securities and common securities, purchasable upon exercise of the warrants;

     - the price at which and the currency or currencies, including composite currencies, in which the securities, other than preferred securities and common securities, purchasable upon exercise of the warrants may be purchased;

     - the date on which the right to exercise the warrants will commence and the date on which this right will expire;

     - whether the warrants will be issued in registered form or bearer form;

     - if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

     - if applicable, the designation and terms of the securities, other than preferred securities and common securities, with which the warrants are issued and the number of warrants issued with each security;

     - if applicable, the date on and after which the warrants and the related securities, other than preferred securities and common securities, will be separately transferable;

     - information about book-entry procedures, if any;

     - if applicable, a discussion of applicable United States federal income tax considerations; and

     - any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

           DESCRIPTION OF PREFERRED SECURITIES OF THE CONSECO TRUSTS

     Each Conseco Trust may issue, from time to time, only one series of preferred securities having terms described in the prospectus supplement. The declaration of trust of each Conseco Trust authorizes the regular trustees of the Conseco Trust to issue on behalf of the Conseco Trust one series of preferred securities. Each declaration of trust will be qualified as an indenture under the Trust Indenture Act. The institutional trustee, an independent trustee, will act as indenture trustee for the preferred securities for purposes of compliance with the provisions of the Trust Indenture Act. The preferred securities will have the terms, including distributions, redemption, voting, liquidation rights, maturity date or dates and the other preferred, deferred or other special rights or restrictions as are established by the regular trustees in accordance with the applicable declaration of trust or as are set forth in the declaration of trust or made part of the declaration of trust by the Trust Indenture Act. The prospectus supplement relating to the preferred securities of a Conseco Trust will set forth the specific terms of the preferred securities, including, to the extent applicable:

     - the distinctive designation of the preferred securities;

     - the number of preferred securities issued by the Conseco Trust;

     - the annual distribution rate, or method of determining the rate, for preferred securities issued by the Conseco Trust and the date or dates upon which distributions will be payable; provided, however, that distributions on the preferred securities will, subject to any deferral provisions and any provisions for payment of defaulted distributions, be payable on a quarterly basis to holders of the preferred securities as of a record date in each quarter during which the preferred securities are outstanding and any provisions relating to the resetting or adjustment of the distribution rate;

     - any right of the Conseco Trust to defer quarterly distributions on the preferred securities as a result of an interest deferral right exercised by us on the subordinated debt securities held by the Conseco Trust;

     - whether distributions on preferred securities will be cumulative, and, in the case of preferred securities having cumulative distribution rights, the date or dates or method of determining the date or dates from which distributions on preferred securities will be cumulative;

     - the amount or amounts which will be paid out of the assets of the Conseco Trust to the holders of preferred securities upon voluntary or involuntary dissolution, winding-up or termination of the Conseco Trust;

     - the obligation or option, if any, of the Conseco Trust to purchase or redeem preferred securities and the price or prices at which, the period or periods within which and the terms and conditions upon which preferred securities will be purchased or redeemed, in whole or in part, under this obligation or option with the redemption price or formula for determining the redemption price to be specified in the applicable prospectus supplement;

     - the voting rights, if any, of preferred securities in addition to those required by law, including the number of votes per preferred security and any requirement for the approval by the holders of preferred securities as a condition to specified action or amendments to the declaration of trust;

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

     - the terms and conditions, if any, upon which subordinated debt securities held by the Conseco Trust may be distributed to holders of preferred securities; and

     - any other relevant terms, rights, preferences, privileges, limitations or restrictions of preferred securities consistent with the declaration of trust or applicable law.

All preferred securities offered by the prospectus will be guaranteed by us to the extent set forth below under "Description of Guarantees." The guarantee issued by us to each Conseco Trust, when taken together with our back-up undertakings, consisting of our obligations under each declaration of trust, including the obligation to pay expenses of each Conseco Trust, the applicable indenture and any applicable supplemental indentures and the subordinated debt securities issued to any Conseco Trust will provide a full and unconditional guarantee by us of amounts due on the preferred securities issued by each Conseco Trust. The payment terms of the preferred securities will be the same as the subordinated debt securities issued to the applicable Conseco Trust by us.

     Each declaration of trust authorizes the regular trustees to issue on behalf of the applicable trust one series of common securities having terms, including distributions, redemption, voting and liquidation rights, and restrictions that are established by the regular trustees in accordance with the declaration of trust or that are otherwise set forth in the declaration of trust. The terms of the common securities issued by each Conseco Trust will be substantially identical to the terms of the preferred securities issued by the Conseco Trust, and the common securities will rank equally, and payments will be made on the common securities on a proportionate basis, with the preferred securities except that, if an event of default under the declaration of trust has occurred and is continuing, the rights of the holders of the common securities to payment of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the preferred securities. The common securities will also carry the right to vote and to appoint, remove or replace any of the trustees of the Conseco Trust. We will own directly or indirectly all of the common securities of each Conseco Trust.

     The financial statements of any Conseco Trust that issues preferred securities will be reflected in our consolidated financial statements with the preferred securities shown as company-obligated mandatorily-redeemable preferred securities of a subsidiary trust under minority interest in consolidated subsidiaries. We will include in a footnote to our audited financial statements, statements that the applicable Conseco Trust is wholly-owned by us and that the sole asset of the Conseco Trust is the subordinated debt securities, indicating the principal amount, interest rate and maturity date of the subordinated debt securities.

                           DESCRIPTION OF GUARANTEES

     Set forth below is a summary of information concerning the guarantees that will be executed and delivered by us for the benefit of the holders, from time to time, of preferred securities. Each guarantee will be qualified as an indenture under the Trust Indenture Act. Unless otherwise specified in the applicable prospectus supplement, Harris Trust and Savings Bank will act as the preferred securities guarantee trustee. The terms of each guarantee will be set forth in the guarantee and will include the terms made part of the guarantee by the Trust Indenture Act. The following is a summary of the material terms of the guarantees. You should refer to the provisions of the form of guarantee, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part, and the Trust Indenture Act. Each guarantee will be held by the preferred securities guarantee trustee for the benefit of the holders of the preferred securities of the applicable Conseco Trust.

     Unless otherwise specified in the applicable prospectus supplement, we will agree, to the extent set forth in each guarantee, to pay in full to the holders of the preferred securities, the payments and distributions to be made with respect to the preferred securities, except to the extent paid by the applicable Conseco Trust, as and when due, regardless of any defense, right of set-off or counterclaim which the Conseco Trust may have or assert. The following payments or distributions with respect to the preferred securities, to the extent not paid by the Conseco Trust, will be subject to the guarantee, without duplication:

     - any accrued and unpaid distributions that are required to be paid on the preferred securities, to the extent the Conseco Trust has funds available to make the payment;

     - the redemption price, to the extent the Conseco Trust has funds available to make the payment, for any preferred securities called for redemption by the Conseco Trust; and

     - upon a voluntary or involuntary dissolution, winding-up or termination of the Conseco Trust, other than in connection with the distribution of subordinated debt securities to the holders of preferred securities or the redemption of all of the preferred securities upon maturity or redemption of the subordinated debt securities, the lesser of (1) the sum of the liquidation amount and all accrued and unpaid distributions on the preferred securities to the date of payment, to the extent the Conseco Trust has funds available to make the payment or (2) the amount of assets of the Conseco Trust remaining for distribution to holders of the preferred securities in liquidation of the Conseco Trust.

Our obligation to make a guarantee payment may be satisfied by our direct payment of the required amounts to the holders of preferred securities or by causing the applicable Conseco Trust to pay the amounts to the holders.

     Each guarantee will not apply to any payment of distributions except to the extent the applicable Conseco Trust has funds available to make the payment. If we do not make interest or principal payments on the subordinated debt securities purchased by the Conseco Trust, the Conseco Trust will not pay distributions on the preferred securities issued by the Conseco Trust and will not have funds available to make the payment.

     We have also agreed to guarantee the obligations of each Conseco Trust with respect to the common securities issued by the Conseco Trust to the same extent as the guarantee with respect to the preferred securities, except that, if an event of default under the subordinated indenture has occurred and is continuing, holders of preferred securities guaranteed by us will have priority over holders of the common securities guaranteed by us with respect to distributions and payments on liquidation, redemption or otherwise.

COVENANTS OF CONSECO

     Unless otherwise specified in the applicable prospectus supplement, in each guarantee of the payment obligations of a Conseco Trust with respect to preferred securities, we will covenant that, so long as any preferred securities issued by the Conseco Trust remain outstanding, if there has occurred any event of default under the guarantee or under the declaration of trust of the Conseco Trust, then we will not:

     - declare or pay any dividend on, make any other distributions on, or redeem, purchase, acquire or make a liquidation payment regarding, any of our capital stock, except:

         (1) purchases or acquisitions of our capital stock in connection with the satisfaction of our obligations under any employee or agent benefit plans or the satisfaction of our obligations under any contract or security outstanding on the date of the event requiring us to purchase our capital stock;

         (2) as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock;

         (3) the purchase of fractional interests in shares of our capital stock in connection with the conversion or exchange provisions of our capital stock or the security being converted or exchanged;

         (4) dividends or distributions in our capital stock, or rights to acquire our capital stock, or repurchases or redemptions of capital stock solely from the issuance or exchange of capital stock; or

         (5) redemptions or repurchases of any rights outstanding under a shareholder rights plan;

     - make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by us which rank junior to the subordinated debt securities issued to the applicable Conseco Trust; and

     - make any guarantee payments regarding the foregoing, other than under a guarantee of the payment obligations of a Conseco Trust with respect to preferred securities.

MODIFICATION OF THE GUARANTEES; ASSIGNMENT

     Except for any changes that do not adversely affect the rights of holders of preferred securities, in which case no consent of the holders will be required, each guarantee of the payment obligations of a Conseco Trust with respect to preferred securities may be amended only with the prior approval of the holders of at least a majority in liquidation amount of the outstanding preferred securities of the Conseco Trust. The manner of obtaining any approval of holders of the preferred securities will be set forth in accompanying prospectus supplement. All guarantees and agreements contained in a guarantee of the obligations of a Conseco Trust with respect to preferred securities will bind the successors, assigns, receivers, trustees and representatives of Conseco and will inure to the benefit of the holders of the preferred securities of the applicable Conseco Trust then outstanding.

EVENTS OF DEFAULT

     An event of default under a preferred securities guarantee will occur upon our failure to perform any of our payment or other obligations under the guarantee. The holders of a majority in liquidation amount of the preferred securities to which the preferred securities guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the preferred securities guarantee trustee with respect to the guarantee or to direct the exercise of any trust or power conferred upon the preferred securities guarantee trustee under the guarantee.

     If the preferred securities guarantee trustee fails to enforce the guarantee, any record holder of preferred securities to which the guarantee relates may institute a legal proceeding directly against us to enforce the preferred securities guarantee trustee's rights under the guarantee without first instituting a legal proceeding against the applicable Conseco Trust, the preferred securities guarantee trustee or any other person or entity. If we have failed to make a guarantee payment under a guarantee, a record holder of preferred securities to which the guarantee relates may directly institute a proceeding against us for enforcement of the guarantee for the payment to the record holder of the preferred securities to which the guarantee relates of the principal of or interest on the applicable subordinated debt securities on or after the respective due dates specified in the subordinated debt securities, and the amount of the payment will be based on the holder's proportionate share of the amount due and owing on all of the preferred securities to which the guarantee relates. We have waived any right or remedy to require that any action be brought first against the applicable Conseco Trust or any other person or entity before proceeding directly against us. The record holder in the case of the issuance of one or more global preferred securities certificates will be The Depository Trust Company, or its nominee, acting at the direction of the beneficial owners of the preferred securities.

     We will be required to provide annually to the preferred securities guarantee trustee a statement as to the performance of our obligations under each outstanding preferred securities guarantee and as to any default in our performance.

INFORMATION CONCERNING THE PREFERRED SECURITIES GUARANTEE TRUSTEE

     The preferred securities guarantee trustee, before the occurrence of a default under a preferred securities guarantee, undertakes to perform only the duties that are specifically set forth in the guarantee and, after a default under a guarantee, will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to this provision, the preferred securities guarantee trustee is under no obligation to exercise any of the powers vested in it by a preferred securities guarantee at the request of any holder of preferred securities to which the guarantee relates unless it is offered reasonable indemnity against

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

the costs, expenses and liabilities that might be incurred by the preferred securities guarantee trustee in exercising any of its powers.

TERMINATION

     Each preferred securities guarantee will terminate as to the preferred securities issued by the applicable Conseco Trust upon full payment of the redemption price of all preferred securities of the Conseco Trust, upon distribution of the subordinated debt securities held by the Conseco Trust to the holders of all of the preferred securities of the Conseco Trust or upon full payment of the amounts payable in accordance with the declaration of trust of the Conseco Trust upon liquidation of the Conseco Trust. Each preferred securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of preferred securities issued by the applicable Conseco Trust must restore payment of any sums paid under the preferred securities or the preferred securities guarantee.

STATUS OF THE GUARANTEES

     The preferred stock guarantees will constitute our unsecured obligations and will rank:

     - subordinate and junior in right of payment to all of our other liabilities, including the subordinated debt securities, except those liabilities made equivalent or subordinate by their terms;

     - equivalently with the most senior preferred or preference stock now or hereafter issued by us and with any guarantee now or hereafter entered into by us in respect of any preferred or preference stock of any of our affiliates; and

     - senior to our common stock.

The terms of the preferred securities provide that each holder of preferred securities by acceptance of the preferred securities agrees to the subordination provisions and other terms of our guarantee relating to the preferred securities.

     Each preferred securities guarantee will constitute a guarantee of payment and not of collection. This means that the guaranteed party may institute a legal proceeding directly against us to enforce its rights under the guarantee without instituting a legal proceeding against any other person or entity.

GOVERNING LAW

     The preferred securities guarantees will be governed by and construed in accordance with the law of the State of New York.

        DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

     We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, shares of common stock, preferred stock or depositary shares at a future date or dates or, in any case, a number or dollar amount to be determined by a specified formula or some other means. The consideration for the common stock, preferred stock or depositary shares may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of stock purchase units consisting of a stock purchase contract and our debt securities, preferred securities issued by a Conseco Trust or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the common stock, preferred stock or depositary shares under the stock purchase contracts. We may be required under the stock purchase contracts to make periodic payments to the holders of the stock purchase units or by the stock purchase units to make periodic payments to the holders of the stock purchase units, and these payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner. The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units.

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

                              PLAN OF DISTRIBUTION

     We and/or any Conseco Trust may sell any of the securities being offered by this prospectus in any one or more of the following ways from time to time:

     - through agents;

     - to or through underwriters;

     - through dealers; or

     - directly to purchasers.

     The prospectus supplement for the securities will set forth the terms of the offering of the securities, including the name or names of any underwriters, dealers or agents; the purchase price of the securities and the proceeds to us and/or a Conseco Trust from the sale; any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation; any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which the securities may be listed. Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

     Offers to purchase securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us and/or the applicable Conseco Trust to the agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, of the securities so offered and sold.

     If securities are sold by means of an underwritten offering, we and/or the applicable Conseco Trust will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for the sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. We and/or the applicable Conseco Trust may also agree with an underwriter or underwriters to enter into an underwriting agreement or conduct an underwritten offering, in each case, at some future date. If underwriters are utilized in the sale of the securities with respect to which this prospectus is delivered, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriter at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to specific conditions and that the underwriters for a sale of securities will be obligated to purchase all of the securities of a series if any are purchased.

     If a dealer is utilized in the sales of the securities with respect to which this prospectus is delivered, we and/or the applicable Conseco Trust will sell the securities to the dealer as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. Any dealer may be deemed to be an underwriter, as the term is defined in the Securities Act of 1933, of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the prospectus supplement relating to the sale of securities.

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

     Offers to purchase securities may be solicited directly by us and/or the applicable Conseco Trust and the sale of securities may be made by us and/or the applicable Conseco Trust directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933 for any resale of securities. The terms of any sales will be described in the prospectus supplement relating to the sale of securities.

     Agents, underwriters and dealers may be entitled under relevant agreements to indemnification or contribution by us and/or the applicable Conseco Trust against specified liabilities, including liabilities under the Securities Act of 1933.

     Agents, underwriters and dealers may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

     Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment under their terms, the occurrence of specified events, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us and/or the applicable Conseco Trust. Any remarketing firm will be identified and the terms of its agreement, if any, with its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as the term is defined in the Securities Act of 1933, in connection with the securities remarketed by the remarketing firms. Remarketing firms may be entitled under agreements which may be entered into with us and/or the applicable Conseco Trust to indemnification or contribution by us and/or the applicable Conseco Trust against specified civil liabilities, including liabilities under the Securities Act of 1933, and may be customers of, engage in transactions with or perform services for us and our subsidiaries in the ordinary course of business.

     If so indicated in the applicable prospectus supplement, we and/or the applicable Conseco Trust may authorize agents, underwriters or dealers to solicit offers by specified types of institutions to purchase securities from us and/or the applicable Conseco Trust at the public offering prices set forth in the applicable prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date or dates in the future. A commission indicated in the applicable prospectus supplement will be paid to underwriters, dealers and agents soliciting purchases of securities under the delayed delivery contracts accepted by us and/or the applicable Conseco Trust.

     No dealer, salesman or other individual has been authorized to give any information or to make any representations not contained in this prospectus, any accompanying prospectus supplement or the documents incorporated or deemed incorporated into this prospectus by reference. If given or made, the information or representations must not be relied upon as having been authorized by us or any underwriter, dealer or agent. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the registered securities to which it relates, or an offer to sell or a solicitation of an offer to buy those securities to which it relates, in any jurisdiction where, or to any person to whom, it is unlawful to make the offer or solicitation. Neither the delivery of this prospectus or any prospectus supplement nor any sale made under this prospectus should, under any circumstances, create any implication that there has not been any change in the facts set forth in this prospectus or in our affairs since the date of this prospectus.

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

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     All statements, trend analyses and other information contained in this prospectus, any prospectus supplement or any document incorporated into this prospectus by reference relative to markets for the our products and trends in our operations or financial results, as well as other statements including words like "anticipate," "believe," "plan," "estimate," "expect," "intend," "should," "could," "goal," "target," and other similar expressions, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause actual results to be materially different from those contemplated by the forward-looking statements. These factors include, among other things:

     - general economic conditions and other factors, including prevailing interest rate levels, stock and credit market performance and health care inflation, which may affect, among other things, our ability to sell our products, make loans and access capital resources and the costs associated therewith, the market value of our investments, the lapse rate and profitability of our policies and the level of defaults and prepayments of loans we make;

     - our ability to achieve anticipated synergies and levels of operational efficiencies;

     - customer response to new products, distribution channels and marketing initiatives;

     - mortality, morbidity, usage of health care services and other factors which may affect the profitability of our insurance products;

     - changes in the federal income tax laws and regulations which may affect the relative tax advantages of some of our products;

     - increasing competition in the sale of insurance and annuities and in the finance business;

     - regulatory changes or actions, including those relating to regulation of financial services affecting, among other things, bank sales and underwriting of insurance products, regulation of the sale, underwriting and pricing of insurance products, and health care regulation affecting our health insurance products;

     - the availability and terms of future acquisitions;

     - our ability and the ability of our vendors and other external parties to achieve year 2000 readiness for significant systems and operations on a timely basis; and

     - the risk factors or uncertainties listed from time to time in any prospectus supplement or any document incorporated into this prospectus by reference.

                                 LEGAL MATTERS

     Unless otherwise indicated in the applicable prospectus supplement, the legal validity of securities, other than the preferred securities, will be passed upon for us by John J. Sabl, our Executive Vice President and General Counsel. Mr. Sabl is a full-time employee and owns shares and holds options to purchase shares of our common stock. Matters of Delaware law relating to the validity of the preferred securities will be passed upon for the Conseco Trusts by Richards, Layton & Finger, P.A., Wilmington, Delaware, special Delaware counsel to the Conseco Trusts.

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

                                    EXPERTS

     The consolidated financial statements of Conseco at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, which are incorporated by reference in this prospectus, have been audited by PricewaterhouseCoopers LLP, independent accountants, as set forth in their report thereon, which as to the years 1997 and 1996, insofar as the financial statements relate to Green Tree Financial Corporation, is based on the report of KPMG LLP, independent auditors. The financial statements referred to above are incorporated herein by reference in reliance upon these reports given upon the authority of the firms as experts in accounting and auditing.

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